Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FOURTH QUARTER 2006
(Dollars in millions, except per share amounts, unless otherwise stated)

The following supplemental information should be read in connection with SLM Corporation’s (the “Company”) press release of fourth quarter 2006 earnings, dated January 18, 2007.

This Supplemental Financial Information release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”) or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to SLM Corporation, more commonly known as Sallie Mae, and its subsidiaries (collectively, “the Company”). In addition, a larger than expected increase in third party consolidations of our FFELP loans could materially adversely affect our results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; a significant decrease in our common stock price, which may result in counterparties terminating equity forward positions with us, which, in turn, could have a materially dilutive effect on our common stock; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services.

Definitions for capitalized terms in this document can be found in the Company’s 2005 Form 10-K filed with the SEC on March 9, 2006.

Certain reclassifications have been made to the balances as of and for the quarters ended September 30, 2006 and December 31, 2005, to be consistent with classifications adopted for the quarter ended December 31, 2006.

RESULTS OF OPERATIONS

The following table presents the statements of income for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

Statements of Income

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
FFELP Stafford and Other Student Loans	$409	$365	$315	$1,409	$1,015
Consolidation Loans	967	916	760	3,546	2,500
Private Education Loans	291	255	204	1,021	634
Other loans	27	24	23	98	85
Cash and investments	141	141	90	503	276

Total interest income	1,835	1,701	1,392	6,577	4,510
Interest expense	1,463	1,363	1,002	5,123	3,059

Net interest income	372	338	390	1,454	1,451
Less: provisions for losses	92	67	65	287	203

Net interest income after provisions for losses	280	271	325	1,167	1,248

Other income:
Gains on student loan securitizations	—	201	241	902	552
Servicing and securitization revenue	185	187	80	553	357
Losses on securities, net	(25)	(13)	(7)	(49)	(64)
Gains (losses) on derivative and hedging activities, net	(245)	(131)	70	(339)	247
Guarantor servicing fees	33	39	21	132	115
Debt management fees	93	122	99	397	360
Collections revenue	58	58	48	240	167
Other	104	88	68	338	273

Total other income	203	551	620	2,174	2,007
Operating expenses	353	354	297	1,346	1,138

Income before income taxes and minority interest in net earnings of subsidiaries	130	468	648	1,995	2,117
Income taxes(1)	112	204	216	834	729

Income before minority interest in net earnings of subsidiaries	18	264	432	1,161	1,388
Minority interest in net earnings of subsidiaries	—	1	1	4	6

Net income	18	263	431	1,157	1,382
Preferred stock dividends	9	9	8	36	22

Net income attributable to common stock	$9	$254	$423	$1,121	$1,360

Diluted earnings per common share(2)	$.02	$.60	$.96	$2.63	$3.05

(1)	Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

(2) Impact of Co-Cos on GAAP diluted earnings per common share	$—	(A)	$—	$(.03)	$(.03)	$(.11)

(A)	There is no impact on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

Earnings Release Summary

The following table summarizes GAAP income statement items disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended				Years ended
	December 31,		September 30,	December 31,	December 31,	December 31,
(in thousands)	2006		2006	2005	2006	2005

Reported net income	$18,105		$263,472	$431,035	$1,156,956	$1,382,284
Preferred stock dividends	(9,258)		(9,221)	(7,832)	(35,567)	(21,903)

Reported net income attributable to common stock	8,847		254,251	423,203	1,121,389	1,360,381
(Income) expense items disclosed separately (tax effected):
Non-recurring Special Allowance Payment (“SAP”)	—		—	—	(6,428)	—
Update of Borrower Benefits estimates	—		—	—	(6,610)	(14,498)
Change in Private Education Loan allowance estimates	—		—	—	—	34,005
Change in Private Education Loan loss reserve recovery estimate	—		—	—	—	(30,547)
Establishment of new Risk Sharing loan loss allowance	—		—	6,008	—	6,008
Leveraged lease impairment charge	—		—	—	—	24,774
CLC lawsuit settlement charge	—		—	—	—	8,820

Total (income)/expense items disclosed separately (tax effected)	—		—	6,008	(13,038)	28,562

Net income attributable to common stock excluding the impact of items disclosed separately	8,847		254,251	429,211	1,108,351	1,388,943
Adjusted for debt expense of Co-Cos, net of tax	—	(1)	17,962	13,685	67,274	44,572

Net income attributable to common stock, adjusted	$8,847		$272,213	$442,896	$1,175,625	$1,433,515

Average common and common equivalent shares outstanding(1)(2)	418,357		449,841	457,406	451,170	460,260

(1)	For the three months ended December 31, 2006, there is no impact from Co-Cos on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

(2)	The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

The following table summarizes “Core Earnings” income statement items disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended December 31, 2006, September, 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005. See “BUSINESS SEGMENTS” for a discussion of “Core Earnings” and a reconciliation of “Core Earnings” net income to GAAP net income.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands)	2006	2006	2005	2006	2005

“Core Earnings” net income	$325,747	$320,620	$284,188	$1,252,998	$1,131,108
Preferred stock dividends	(9,258)	(9,221)	(7,832)	(35,567)	(21,903)

“Core Earnings” net income attributable to common stock	316,489	311,399	276,356	1,217,431	1,109,205
(Income) expense items disclosed separately (tax effected):
Non-recurring SAP	—	—	—	(11,343)	—
Update of Borrower Benefits estimates	—	—	—	(9,339)	(21,664)
Change in Private Education Loan allowance estimates	—	—	—	—	(2,264)
Change in Private Education Loan loss reserve recovery estimate	—	—	—	—	(40,627)
Establishment of new Risk Sharing loan loss allowance	—	—	11,998	—	11,998
Leveraged lease impairment charge	—	—	—	—	24,774
CLC lawsuit settlement charge	—	—	—	—	8,820

Total (income)/expense items disclosed separately (tax effected)	—	—	11,998	(20,682)	(18,963)

“Core Earnings” net income attributable to common stock excluding the impact of items disclosed separately	316,489	311,399	288,354	1,196,749	1,090,242
Adjusted for debt expense of Co-Cos, net of tax	18,035	17,962	13,685	67,274	44,572

“Core Earnings” net income attributable to common stock, adjusted	$334,524	$329,361	$302,039	$1,264,023	$1,134,814

Average common and common equivalent shares outstanding(1)	452,758	453,604	457,406	453,489	460,260

(1)	The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

Stock Option Compensation Expense

During the first quarter of 2006, we adopted the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) requires all share based payments to employees to be recognized in the income statement based on their fair values. For the quarters ended December 31, 2006 and September 30, 2006, reported net income attributable to common stock included $9 million and $10 million, respectively, related to stock option compensation expense, net of related tax effects. The following table is a pro forma presentation of our results had SFAS No. 123(R) been in effect for all periods presented.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands)	2006	2006	2005	2006	2005

Reported net income attributable to common stock	$8,847	$254,251	$423,203	$1,121,389	$1,360,381
Less: Pro forma stock option compensation expense, net of related tax effects	—	—	(9,829)	—	(39,499)

Pro forma net income attributable to common stock	$8,847	$254,251	$413,374	$1,121,389	$1,320,882

Diluted earnings per common share	$.02	$.60	$.96	$2.63	$3.05

Pro forma diluted earnings per common share	$.02	$.60	$.93	$2.63	$2.97

For the quarters ended December 31, 2006 and September 30, 2006, “Core Earnings” net income attributable to common stock included $9 million and $10 million, respectively, related to stock option compensation expense, net of related tax effects. The following table is a pro forma presentation of our “Core Earnings” results had SFAS No. 123(R) been in effect for all periods presented (see “BUSINESS SEGMENTS” for a discussion of “Core Earnings” and a reconciliation of “Core Earnings” net income to GAAP net income).

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands)	2006	2006	2005	2006	2005

“Core Earnings” net income attributable to common stock	$316,489	$311,399	$276,356	$1,217,431	$1,109,205
Less: Pro forma stock option compensation expense, net of related tax effects	—	—	(9,829)	—	(39,499)

Pro forma “Core Earnings” net income attributable to common stock	$316,489	$311,399	$266,527	$1,217,431	$1,069,706

“Core Earnings” diluted earnings per common share	$.74	$.73	$.63	$2.83	$2.51

Pro forma “Core Earnings” diluted earnings per common share	$.74	$.73	$.61	$2.83	$2.43

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended December 31, 2006 Compared to Three Months Ended September 30, 2006

For the three months ended December 31, 2006, net income was $18 million ($.02 diluted earnings per share), a decrease of 93 percent from the $263 million in net income ($.60 diluted earnings per share) for the three months ended September 30, 2006. On a pre-tax basis, fourth-quarter 2006 net income of $130 million was a 72 percent decrease from the $468 million in pre-tax net income earned in the third quarter of 2006. The larger percentage decrease in quarter-over-quarter, after-tax net income versus pre-tax net income is driven by the permanent impact of excluding non-taxable gains and losses on equity forward contracts in the Company’s stock from taxable income. Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these gains and losses are not recognized on a tax basis. In the fourth quarter of 2006, a reduction in the Company’s stock price resulted in an unrealized loss on our outstanding equity forward contracts of $178 million, a $79 million increase over the unrealized loss of $99 million in the third quarter of 2006. Excluding these losses from taxable income increased the effective tax rate from 44 percent in the third quarter of 2006 to 86 percent in the fourth quarter of 2006.

When comparing the pre-tax results of the fourth quarter to the third quarter, there were several factors contributing to the $338 million decrease, the two largest of which were a decrease in securitization gains of $201 million and an increase in the net losses on derivative and hedging activities of $114 million. In the fourth quarter, we did not complete an off-balance sheet securitization and as a result we did not recognize any securitization gains. In the third quarter, we recognized pre-tax securitization gains of $201 million, which were primarily caused by a pre-tax gain of $182 million from one Private Education Loan securitization. The increase in net losses on derivative and hedging activities primarily relates to the unrealized mark-to-market gains and losses on our derivatives that do not receive hedge accounting treatment. In the fourth quarter, there was an $88 million unrealized loss on our basis swaps versus a $98 million unrealized gain in the third quarter, which, when added together, reduced fourth quarter pre-tax income by $186 million. The unrealized loss on our basis swaps was partially offset by a $34 million fourth quarter unrealized gain on our Floor Income Contracts. In the third quarter of 2006, there was an unrealized loss of $90 million on our Floor Income Contracts, so quarter over quarter, the change in Floor Income Contracts reduced pre-tax net income by $124 million.

Net interest income increased by $34 million or 10 percent versus the prior quarter due to a 4 basis point increase in the net interest margin and to a $6.9 billion increase in the average balance of on-balance sheet interest earning assets. The increase in the net interest margin can be attributed to a more favorable mix of interest earning assets.

In the fourth quarter of 2006, fee and other income and collections revenue totaled $288 million, a decrease of $19 million versus the prior quarter. The quarter-over-quarter decrease can be attributed to seasonality. In addition, the third quarter included an acceleration of revenue from a change in federal regulations governing the rehabilitated loan policy.

In the fourth quarter of 2006, our Managed student loan portfolio grew by $5.2 billion or 4 percent over the third quarter and totaled $142.1 billion at December 31, 2006. During the fourth quarter we acquired $9.6 billion in student loans, including $2.0 billion in Private Education Loans. In the third quarter of 2006, we acquired $11.3 billion in student loans, including $2.8 billion were Private Education Loans. In the fourth quarter of 2006, we originated $4.8 billion of student loans through our Preferred Channel compared to $7.8 billion originated in the third quarter of 2006. Within our fourth quarter Preferred Channel Originations, $3.1 billion or 66 percent were originated under Sallie Mae owned brands, compared to 49 percent in the year-ago quarter. The quarter over quarter decrease in acquisitions and Preferred Channel Originations was due to the seasonality of student lending.

Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005

For the three months ended December 31, 2006, net income of $18 million ($.02 diluted earnings per share) was a decrease of 96 percent from net income of $431 million ($.96 diluted earnings per share) for the three months ended December 31, 2005. Fourth quarter 2006 pre-tax income of $130 million was an 80 percent decrease from $648 million earned in the fourth quarter of 2005. The larger percentage decrease in current quarter over year-ago quarter, after-tax net income versus pre-tax net income is driven by fluctuations in the unrealized gains and losses on equity forward contracts as described above. Excluding the unrealized loss of $178 million in the fourth quarter of 2006 and the unrealized gain of $56 million in the fourth quarter of 2005, taxable income increased the effective tax rate from 33 percent in the fourth quarter of 2005 to 86 percent in the fourth quarter of 2006.

When comparing the pre-tax results of the fourth quarter of 2006 versus the year-ago quarter, there were several factors contributing to the decrease, the two largest of which were a decrease in securitization gains of $241 million and a decrease in the net gains on derivative and hedging activities of $315 million. In the fourth quarter of 2006, we did not complete an off-balance sheet securitization and as a result we did not recognize any securitization gains. In the fourth quarter of 2005, we recognized pre-tax securitization gains of $241 million, which was primarily caused by a pre-tax gain of $222 million from one Private Education Loan securitization. The decrease in net gains on derivative and hedging activities is primarily due to the $178 million unrealized loss on equity forward contracts versus a $56 million unrealized gain in the year-ago quarter, which reduced quarter-over-quarter pre-tax income by $234 million. This unrealized loss was caused by a decrease in the Company’s stock price as discussed above. In addition, there was an $81 million increase in unrealized losses on our basis swaps and a decrease of $68 million in the unrealized gains on our Floor Income Contracts. Both of these fluctuations are due to changing interest rates.

Offsetting the losses discussed above was a $105 million increase in the servicing and securitization income over the year-ago quarter. This increase can primarily be attributed to $65 million of impairments to our Retained Interests in securitizations recorded in the fourth quarter of 2005, and to the higher average balance of off-balance sheet student loans in 2006. These impairments were primarily caused by the effect of higher than expected Consolidation Loan activity on our off-balance sheet FFELP Stafford securitization. In anticipation of higher Consolidation Loan activity, in the second quarter of 2006 we increased our CPR assumption for FFELP Stafford and PLUS loans, which resulted in minimal impairments in the fourth quarter of 2006.

The $18 million, or 5 percent, year-over-year decrease in net interest income is due to a 26 basis point decrease in the net interest margin, partially offset by an $11 billion increase in average interest earning assets. The year-over-year decrease in the net interest margin is due to higher average interest rates which reduced Floor Income by $20 million, the continued shift in the mix of FFELP student loans from Stafford to Consolidation Loans and to the increase in the average balance of cash and investments.

In the fourth quarter of 2006, fee and other income and collections revenue totaled $288 million, an increase of 22 percent over the year-ago quarter. This increase was primarily driven by a full quarter of revenue from Upromise, acquired in August 2006 and to higher guarantor servicing fees.

In the fourth quarter of 2006, we acquired $9.6 billion of student loans, a 48 percent increase versus the $6.5 billion acquired in the year-ago quarter. The fourth quarter acquisitions included $2.0 of Private Education Loans, a 33 percent increase over the $1.5 billion acquired in 2006. In the quarter ended December 31, 2006, we originated $4.8 billion of student loans through our Preferred Channel, versus $4.6 billion originated in the year-ago quarter.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

For the year ended December 31, 2006, net income was $1.2 billion ($2.63 diluted earnings per share), a 16 percent decrease from the $1.4 billion in net income ($3.05 diluted earnings per share) for the year ended December 31, 2005. On a pre-tax basis, year-to-date 2006 net income of $2.0 billion was a 6 percent decrease from the $2.1 billion in pre-tax net income earned in the year ended December 31, 2005. The larger percentage decrease in year-over-year, after-tax net income versus pre-tax net income is driven by the permanent impact of excluding $360 million in unrealized equity forward losses from 2006 taxable income and excluding $121 million of unrealized equity forward gains from 2005 taxable income. The net effect from excluding non-taxable gains and losses on equity forward contracts from taxable income was an increase in the effective tax rate from 34 percent in the year ended December 31, 2005 to 42 percent in the year ended December 31, 2006.

Securitization gains increased by $350 million in the year ended December 31, 2006 versus 2005. The securitization gains for 2006 were primarily driven by the three Private Education Loan securitizations, which had total pre-tax gains of $830 million or 16 percent of the amount securitized, versus two Private Education Loan securitizations in 2005, which had pre-tax gains of $453 million or 15 percent of the amount securitized.

For the year ended December 31, 2006, servicing and securitization revenue increased by $196 million to $553 million. The increase in servicing and securitization revenue can be attributed to $103 million in lower impairments on our Retained Interests and the growth in the average balance of off-balance sheet student loans. Impairments are primarily caused by the effect of Consolidation Loan activity on our FFELP Stafford securitization trusts. Pre-tax impairments on our Retained Interests in securitizations totaled $157 million for the year ended December 31, 2006 versus $260 million for the year ended December 31, 2005.

In 2006, net losses on derivative and hedging activities were $339 million, a decrease of $586 million from the net gains of $247 million in 2005. This decrease primarily relates to $230 million of unrealized losses in 2006, versus unrealized gains of $634 million in the prior year, which resulted in a year-over-year reduction in pre-tax income of $864 million. The effect of the unrealized losses was partially offset by a $278 million reduction in realized losses on derivatives and hedging activities on instruments that were not accounted for as hedges. The decrease in unrealized gains was primarily due to the impact of a lower SLM stock price on our equity forward contracts which resulted in a mark-to-market unrealized loss of $360 million in 2006 versus an unrealized gain of $121 million in the year-ago period, and to a decrease of $305 million in unrealized gains on Floor Income Contracts. Interest rates continued to rise in 2006 resulting in an unrealized gain on the Floor Income Contracts. The smaller unrealized gains on our Floor Income Contracts were primarily caused by fewer contracts being “in the money” during 2006 versus 2005.

Year-over-year interest income is roughly unchanged as the $12 billion increase in average interest earning assets was offset by a 23 basis point decrease in the net interest margin. The year-over-year decrease in the net interest margin is due to higher average interest rates which reduced gross Floor Income by $155 million, the continued shift in the mix of FFELP student loans from Stafford to Consolidation Loans and to the increase in the average balance of cash and investments.

Our Managed student loan portfolio grew by $19.6 billion (or 16 percent), from $122.5 billion at December 31, 2005 to $142.1 billion at December 31, 2006. In 2006 we acquired $37.4 billion of student loans, a 24 percent increase over the $30.2 billion acquired in the year-ago period. The 2006 acquisitions included $8.4 million in Private Education Loans, a 31 percent increase over the $6.4 billion acquired in 2005. In the year ended December 31, 2006, we originated $23.4 billion of student loans through our Preferred Channel, an increase of 9 percent over the $21.4 billion originated in the year-ago period.

NET INTEREST INCOME

Average Balance Sheets

The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended
	December 31,		September 30,		December 31,
	2006		2006		2005
	Balance	Rate	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$23,287	6.96%	$21,194	6.83%	$22,062	5.67%
Consolidation Loans	58,946	6.51	54,968	6.61	53,020	5.69
Private Education Loans	9,289	12.45	8,079	12.51	7,832	10.33
Other loans	1,225	8.62	1,133	8.63	1,106	8.29
Cash and investments	9,433	6.02	9,915	5.67	7,075	5.19

Total interest earning assets	102,180	7.13%	95,289	7.09%	91,095	6.08%

Non-interest earning assets	8,870		8,707		8,031

Total assets	$111,050		$103,996		$99,126

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$3,057	5.96%	$3,994	5.70%	$4,523	4.56%
Long-term borrowings	99,349	5.66	91,668	5.65	86,606	4.35

Total interest bearing liabilities	102,406	5.67%	95,662	5.65%	91,129	4.36%

Non-interest bearing liabilities	4,329		4,110		4,079
Stockholders’ equity	4,315		4,224		3,918

Total liabilities and stockholders’ equity	$111,050		$103,996		$99,126

Net interest margin		1.45%		1.41%		1.71%

	Years ended
	December 31,		December 31,
	2006		2005
	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$21,152	6.66%	$20,720	4.90%
Consolidation Loans	55,119	6.43	47,082	5.31
Private Education Loans	8,585	11.90	6,922	9.16
Other loans	1,155	8.53	1,072	8.04
Cash and investments	8,824	5.74	6,662	4.22

Total interest earning assets	94,835	6.94%	82,458	5.48%

Non-interest earning assets	8,550		6,990

Total assets	$103,385		$89,448

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$3,902	5.33%	$4,517	3.93%
Long-term borrowings	91,461	5.37	77,958	3.70

Total interest bearing liabilities	95,363	5.37%	82,475	3.71%

Non-interest bearing liabilities	3,912		3,555
Stockholders’ equity	4,110		3,418

Total liabilities and stockholders’ equity	$103,385		$89,448

Net interest margin		1.54%		1.77%

The decrease in the net interest margin for both the three months and year ended December 31, 2006 versus the year-ago periods is primarily due to fluctuations in the student loan spread as discussed under “Student Loans — Student Loan Spread Analysis — On-Balance Sheet.” The net interest margin was also negatively impacted by the increase in lower yielding cash and investments being held as collateral for on-balance sheet securitization trusts and by the higher average balance of non-interest earning assets.

Student Loans

For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through Borrower Benefits programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread

An important performance measure closely monitored by management is the student loan spread. The student loan spread is the difference between the income earned on the student loan assets and the interest paid on the debt funding those assets. A number of factors can affect the overall student loan spread such as:

•	the mix of student loans in the portfolio, with Consolidation Loans having the lowest spread and Private Education Loans having the highest spread;

•	the premiums paid, borrower fees charged and capitalized costs incurred to acquire student loans which impact the spread through subsequent amortization;

•	the type and level of Borrower Benefits programs for which the student loans are eligible;

•	the level of Floor Income and, when considering the “Core Earnings” spread, the amount of Floor Income-eligible loans that have been hedged through Floor Income Contracts; and

•	funding and hedging costs.

During 2006, we implemented a new loan acquisition strategy under which we began purchasing a significant amount of Consolidation Loans, primarily via the spot market, which augments our traditional Consolidation Loan origination process. We refer to this new loan acquisition strategy as our Wholesale Consolidation Channel. Consolidation Loans acquired through this channel are considered incremental volume to our core acquisition channels, which are focused on the retail marketplace with an emphasis on our brand strategy. Consolidation Loans acquired through the Wholesale Consolidation channel generally command significantly higher premiums than our originated Consolidation Loans, and as a result, Wholesale Consolidation Loans have lower spreads. Since Wholesale Consolidation Loans are acquired outside of our core loan acquisition channels and have different yields and return expectations than the rest of our Consolidation Loan portfolio, we have excluded the impact of the Wholesale Consolidation Loan volume from the student loan spread analysis to provide more meaningful period-over-period comparisons on the performance of our student loan portfolio. We will therefore discuss the volume and spread results of the Wholesale Consolidation Loan portfolio separately.

The student loan spread is highly susceptible to liquidity, funding and interest rate risk. These risks are discussed separately in our 2005 Annual Report on Form 10-K at “LIQUIDITY AND CAPITAL RESOURCES” and in the “RISK FACTORS” discussion.

Student Loan Spread Analysis — On-Balance Sheet

The following table analyzes the reported earnings from student loans on-balance sheet. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see “LENDING BUSINESS SEGMENT — Student Loan Spread Analysis — ‘Core Earnings’ Basis.”

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

On-Balance Sheet
Student loan yield, before Floor Income	8.15%	8.17%	6.97%	7.94%	6.22%
Gross Floor Income	.02	.02	.12	.04	.25
Consolidation Loan Rebate Fees	(.65)	(.67)	(.66)	(.67)	(.65)
Borrower Benefits	(.12)	(.13)	(.13)	(.12)	(.11)
Premium and discount amortization	(.14)	(.15)	(.18)	(.14)	(.16)

Student loan net yield	7.26	7.24	6.12	7.05	5.55
Student loan cost of funds	(5.65)	(5.64)	(4.35)	(5.36)	(3.69)

Student loan spread(1)	1.61%	1.60%	1.77%	1.69%	1.86%

Average Balances
On-balance sheet student loans(1)	$89,143	$83,909	$82,914	$84,173	$74,724

(1)	Excludes the impact of Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended December 31, 2006, September 30, 2006 and for the year ended December 31, 2006.

Discussion of Student Loan Spread — Effects of Floor Income and Derivative Accounting

In low interest rate environments, one of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. In 2006, short-term interest rates increased to a level that significantly reduced the level of gross Floor Income earned in the period. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for hedge accounting treatment and as a result the payments on the Floor Income Contracts are included on the income statement with “gains (losses) on derivative and hedging activities, net” rather than in student loan interest income.

In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the “gains (losses) on derivative and hedging activities, net” line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread — Other Quarter-over-Quarter Fluctuations

As discussed above, the on-balance sheet student loan spread above excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $2.4 billion and $332 million for the fourth and third quarters of 2006, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the on-balance sheet student loan spread it would have reduced the spread by approximately 3 basis points and 1 basis point for the fourth and third quarters of 2006, respectively. As of December 31, 2006, Wholesale Consolidation Loans totaled $3.6 billion, or 5.9 percent, of our total on-balance sheet Consolidation Loan portfolio.

For the three months ended December 31, 2006, the on-balance sheet student loan spread benefited by 2 basis points to account for the cumulative effect of an update in our prepayment estimate, which impacted student loan premium and discount amortization. When comparing the fourth quarter of 2006 spread versus the year-ago quarter, the decrease is primarily due to high interest rates which reduced gross Floor Income by 10 basis points, and by the continued shift in the mix of student loans from FFELP Stafford to Consolidation Loans. The negative effect of the shift to Consolidation Loans is partially offset by the higher average balance of Private Education Loans.

On-Balance Sheet Floor Income

For on-balance sheet student loans, gross Floor Income is included in student loan income whereas payments on Floor Income Contracts are included in the “gains (losses) on derivative and hedging activities, net” line in other income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended
	December 31,			September 30,			December 31,
	2006			2006			2005
	Fixed	Variable		Fixed	Variable		Fixed	Variable
	borrower	borrower		borrower	borrower		borrower	borrower
	rate	rate	Total	rate	rate	Total	rate	rate	Total

Floor Income:
Gross Floor Income	$5	$—	$5	$5	$—	$5	$26	$—	$26
Payments on Floor Income Contracts	(6)	—	(6)	(6)	—	(6)	(26)	—	(26)

Net Floor Income	$(1)	$—	$(1)	$(1)	$—	$(1)	$—	$—	$—

Net Floor Income in basis points	—	—	—	—	—	—	—	—	—

	Years ended December 31,
	2006			2005
	Fixed	Variable		Fixed	Variable
	borrower	borrower		borrower	borrower
	Rate	Rate	Total	Rate	Rate	Total

Floor Income:
Gross Floor Income	$32	$—	$32	$187	$—	$187
Payments on Floor Income Contracts	(34)	—	(34)	(175)	—	(175)

Net Floor Income	$(2)	$—	$(2)	$12	$—	$12

Net Floor Income in basis points	—	—	—	2	—	2

Floor Income is primarily earned on fixed rate Consolidation Loans. During the first nine months of 2006, FFELP lenders reconsolidated Consolidation Loans using the Direct Loan program as a pass-through entity. This reconsolidation has left us in a slightly oversold position on our Floor Income Contracts and as a result net Floor Income was a loss of $1 million for the quarter. The Higher Education Act of 2005 has severely restricted the use of reconsolidation as of July 1, 2006 so we do not foresee any material impact on our Floor Income in the future.

Special Allowance Payments on 9.5 Percent Loans

The Company maintains a portfolio of loans that, in accordance with the Higher Education Act (“HEA”) and other regulatory guidance, is entitled to receive SAP equal to a minimum rate of return of 9.5 percent (“9.5 percent SAP loans”). In the fourth quarter of 2006, the Company earned $2.4 million in interest income in excess of income based upon the standard special allowance rate on this portfolio, as compared to $2.9 million and $8.7 million in the third quarter of 2006 and the fourth quarter of 2005, respectively. As of December 31, 2006, our portfolio of loans subject to the 9.5 percent minimum rate totaled approximately $470 million.

SECURITIZATION PROGRAM

Securitization Activity

The following table summarizes our securitization activity for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended
	December 31,					September 30,				December 31,
	2006					2006				2005
	No. of	Amount	Pre-Tax	Gain		No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain
(Dollars in millions)	Transactions	Securitized	Gain	%		Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%

Securitizations — sales:
FFELP Stafford/PLUS loans	—	$—	$—	—%		—	$—	$—	—%	1	$3,003	$19	.6%
Consolidation Loans	—	—	—			2	4,001	19	.5	—	—	—	—
Private Education Loans	—	—	—			1	1,088	182	16.7	1	1,500	222	14.8

Total securitizations — sales	—	—	$—		%	3	5,089	$201	4.0%	2	4,503	$241	5.3%

Securitizations — financings:
Consolidation Loans(1)	2	6,504				1	3,001			1	3,001

Total securitizations — financings	2	6,504				1	3,001			1	3,001

Total securitizations	2	$6,504				4	$8,090			3	$7,504

	Years ended December 31,
	2006				2005
	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain
(Dollars in millions)	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%

Securitizations — sales:
FFELP Stafford/PLUS loans	2	$5,004	$17	.3%	3	$6,533	$68	1.1%
Consolidation Loans	4	9,503	55	.6	2	4,011	31	.8
Private Education Loans	3	5,088	830	16.3	2	3,005	453	15.1

Total securitizations — sales	9	19,595	$902	4.6%	7	13,549	$552	4.1%

Securitizations — financings:
Consolidation Loans(1)	4	12,506			5	12,503

Total securitizations — financings	4	12,506			5	12,503

Total securitizations	13	$32,101			12	$26,052

(1)	In certain Consolidation Loan securitizations there are terms within the deal structure that result in such securitizations not qualifying for sale treatment and accordingly, they are accounted for on-balance sheet as variable interest entities (“VIEs”). Terms that prevent sale treatment include: (1) allowing us to hold certain rights that can affect the remarketing of certain bonds, (2) allowing the trust to enter into interest rate cap agreements after the initial settlement of the securitization, which do not relate to the reissuance of third party beneficial interests or (3) allowing us to hold an unconditional call option related to a certain percentage of the securitized assets.

The decrease in the FFELP Stafford/PLUS loans gain as a percentage of loans securitized from 1.1 percent for the year ended December 31, 2005 to .3 percent for the year ended December 31, 2006 is primarily due to: 1) an increase in the CPR assumption to account for continued high levels of Consolidation Loan activity; 2) an increase in the discount rate to reflect higher long-term interest rates; 3) the re-introduction of Risk Sharing with the Reconciliation Legislation during 2005 reauthorizing the student loan programs of the Higher Education Act; and 4) an increase in the amount of student loan premiums included in the carrying value of the loans sold. The higher premiums also affected Consolidation Loan securitizations and were primarily due to the securitization of loans previously acquired through acquisitions of several companies in the student loan industry. These loans carried higher premiums based on the allocation of the purchase price through purchase accounting. Higher premiums were also due to loans acquired through zero-fee lending and the school-as-lender channel.

The increase in the Private Education Loans gain as a percentage of loans securitized from 15.1 percent for the year ended December 31, 2005 to 16.3 percent for the year ended December 31, 2006 is primarily due to a higher spread earned on the assets securitized.

Key economic assumptions used in estimating the fair value of Residual Interests at the date of securitization resulting from the student loan securitization sale transactions completed during the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005 were as follows:

	Quarters ended
	December 31,			September 30,
	2006			2006					December 31, 2005
			Private				Private					Private
	FFELP	Consolidation	Education	FFELP	Consolidation		Education		FFELP		Consolidation	Education
	Stafford(1)	Loans(1)	Loans(1)	Stafford(1)	Loans		Loans		Stafford		Loans(1)	Loans

Prepayment speed (annual rate)(2)	—	—	—	—	6%		4%		**		—	4%
Weighted average life	—	—	—	—	7.9	yrs.	9.2	yrs.	3.6	yrs	—	8.9	yrs.
Expected credit losses (% of principal securitized)...	—	—	—	—	.09%		4.75%		—%		—	4.44%
Residual cash flows discounted at (weighted average)	—	—	—	—	11.0%		12.7%		12.3%		—	12.2%

	Years Ended December 31,
	2006			2005
			Private			Private
	FFELP	Consolidation	Education	FFELP	Consolidation	Education
	Stafford	Loans	Loans	Stafford	Loans	Loans

Prepayment speed (annual rate)(2)	*	6%	4%	**	6%	4%
Weighted average life	3.7 yrs.	8.2 yrs.	9.4 yrs.	3.8 yrs.	7.9 yrs.	8.9 yrs.
Expected credit losses (% of principal securitized)	.15%	.19%	4.79%	—%	—%	4.41%
Residual cash flows discounted at (weighted average)	12.4%	10.8%	12.9%	12.2%	10.1%	12.3%

(1)	No securitizations qualified for sale treatment in the period.

(2)	The prepayment assumptions include the impact of projected defaults.

*	20 percent for 2006, 15 percent for 2007 and 10 percent thereafter.

**	Securitizations through August 2005 used a CPR of 20 percent for 2005, 15 percent for 2006 and 6 percent thereafter. Securitizations from September 2005 through December 2005 used a CPR of 30 percent for 2005, 20 percent in 2006, 15 percent for 2007 and 10 percent thereafter.

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of December 31, 2006, September 30, 2006, and December 31, 2005.

	As of December 31, 2006
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts		Total

Fair value of Residual Interests(2)	$701	$676	$1,965		$3,342
Underlying securitized loan balance(3)	14,794	17,817	13,222		45,833
Weighted average life	2.9 yrs.	7.3 yrs.	7.2 yrs
Prepayment speed (annual rate)(4)
Interim status(5)	0%	0%	0%
Repayment status(5)	0-43%	3-9%	4-7%
Life of loan — repayment status(5)	24%	6%	6	%(8)
Expected credit losses (% of student loan principal)	.05%	.07%	4.13%
Residual cash flows discount rate	12.6%	10.5%	12.6%

	As of September 30, 2006
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$777	$735	$2,101	$3,613
Underlying securitized loan balance(3)	16,916	18,254	13,365	48,535
Weighted average life	2.6 yrs.	8.0 yrs.	8.1 yrs
Prepayment speed (annual rate)(4)	10%-30%(7)	6%	4%
Expected credit losses (% of student loan principal)	.06%	.07%	4.67%
Residual cash flows discount rate	12.6%	10.5%	12.6%

	As of December 31, 2005
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$774	$483	$1,149	$2,406
Underlying securitized loan balance(3)	20,372	10,272	8,946	39,590
Weighted average life	2.7 yrs.	8.0 yrs.	7.8 yrs
Prepayment speed (annual rate)(4)	10%-20%(6)	6%	4%
Expected credit losses (% of student loan principal)	.14%	.23%	4.74%
Residual cash flows discount rate	12.3%	10.3%	12.4%

(1)	Includes $151 million, $176 million and $235 million related to the fair value of the Embedded Floor Income as of December 31, 2006, September 30, 2006 and December 31, 2005, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At December 31, 2006, September 30, 2006 and December 31, 2005, we had unrealized gains (pre-tax) in accumulated other comprehensive income of $389 million, $574 million and $370 million, respectively, that related to the Retained Interests.

(3)	In addition to student loans in off-balance sheet trusts, we had $48.6 billion, $43.0 billion and $40.9 billion of securitized student loans outstanding (face amount) as of December 31, 2006, September 30, 2006 and December 31, 2005, respectively, in on-balance sheet Consolidation Loan securitization trusts.

(4)	Effective December 31, 2006, we implemented CPR curves for Residual Interest valuations that are based on the number of months since entering repayment, that we refer to as the seasoning of the loan. Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, we applied a CPR that was based on a static life of loan assumption, irrespective of seasoning, or, in the case of FFELP Stafford and PLUS loans, we used a vector approach in applying the CPR. The change in CPR methodology resulted in an immaterial change in the fair value of the Residual Interest portfolio. The CPR assumption used for all periods includes the impact of projected defaults.

(5)	The repayment status CPR depends on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status.

(6)	The CPRs used for December 31, 2005 FFELP Stafford and PLUS valuations were 20 percent for 2006, 15 percent for 2007 and 10 percent thereafter.

(7)	The CPRs used for September 30, 2006 FFELP Stafford and PLUS valuations were 30 percent for fourth quarter of 2006, 15 percent for 2007 and 10 percent thereafter.

(8)	During 2006, the Company and others in the industry began consolidating Private Education Loans. As a result we experienced an increase in actual prepayment speeds that was primarily related to this new consolidation activity. We expect such consolidation activity to continue going forward and, as a result, the life of loan CPR assumption was increased from 4 percent to 6 percent as of December 31, 2006. As of December 31, 2006, $304 million of the $389 million in accumulated other comprehensive income relates to the Private Education Loan trusts.

Servicing and Securitization Revenue

Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

The following table summarizes the components of servicing and securitization revenue for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Servicing revenue	$82	$87	$73	$336	$323
Securitization revenue, before net Embedded Floor Income and impairment	112	103	67	368	270

Servicing and securitization revenue, before net Embedded Floor Income and impairment	194	190	140	704	593
Embedded Floor Income	2	2	12	14	81
Less: Floor Income previously recognized in gain calculation	(1)	(1)	(7)	(8)	(57)

Net Embedded Floor Income	1	1	5	6	24

Servicing and securitization revenue, before impairment	195	191	145	710	617
Retained Interest impairment	(10)	(4)	(65)	(157)	(260)

Total servicing and securitization revenue	$185	$187	$80	$553	$357

Average off-balance sheet student loans	$47,252	$48,226	$38,497	$46,336	$41,220

Average balance of Retained Interest	$3,502	$3,381	$2,476	$3,101	$2,476

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.55%	1.54%	.82%	1.19%	.87%

Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans, the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans and Retained Interest impairments. The increase in securitization revenue, before net Embedded Floor Income and impairment, from 2005 to 2006 and from the third quarter of 2006 to the fourth quarter, is primarily due to (1) the continued increase in 2006 in the amount of Private Education Loan Residual Interests which generate a higher yield than FFELP loan Residual Interests, and (2) in the year-over-year comparison, an increase in the amount of off-balance sheet loans during 2006.

Servicing and securitization revenue can be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected Consolidation Loan activity on FFELP Stafford/PLUS student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. The majority of the consolidations bring the loans back on-balance sheet, so for those loans, we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005, we recorded impairments to the Retained Interests of $10 million, $4 million and $65 million, respectively, and for the years ended December 31, 2006 and 2005, we recorded impairments of $157 million and $260 million, respectively. These impairment charges were primarily the result of FFELP Stafford loans prepaying faster than projected through loan consolidation ($106 million and $256 million for the years ended December 31, 2006 and 2005, respectively), and the effect of market interest rates on the Embedded Floor Income which is part of the Retained Interest ($51 million and $4 million for the years ended December 31, 2006 and 2005, respectively). The level and timing of Consolidation Loan activity is highly volatile, and in response we continue to revise our estimates of the effects of Consolidation Loan activity on our Retained Interests and it may result in additional impairment recorded in future periods if Consolidation Loan activity remains higher than projected.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending and Debt Management Operations (“DMO”) operating segments are presented below. These defined business segments operate in distinct business environments and are considered reportable segments under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” based on quantitative thresholds applied to the Company’s financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other reportable segment for financial reporting purposes.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. In accordance with the Rules and Regulations of the Securities and Exchange Commission (“SEC”), we prepare financial statements in accordance with GAAP. In addition to evaluating the Company’s GAAP-based financial information, management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability on a basis that, as allowed under SFAS No. 131, differs from GAAP. We refer to management’s basis of evaluating our segment results as “Core Earnings” presentations for each business segment and we refer to these performance measures in our presentations with credit rating agencies and lenders. Accordingly, information regarding the Company’s reportable segments is provided herein based on “Core Earnings,” which are discussed in detail below.

Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core Earnings” net income reflects only current period adjustments to GAAP net income as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting and as a result, our management reporting is not necessarily comparable with similar information for any other financial institution. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

“Core Earnings” are the primary financial performance measures used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. While “Core Earnings” are not a substitute for reported results under GAAP, the Company relies on “Core Earnings” in operating its business because “Core Earnings” permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of our operating segments. Accordingly, the tables presented below reflect “Core Earnings,” which is reviewed and utilized by management to manage the business for each of the Company’s reportable segments. A further discussion regarding “Core Earnings” is included under “Limitations of ‘Core Earnings’ ” and “Pre-tax Differences between ‘Core Earnings’ and GAAP.”

The Lending operating segment includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The DMO operating segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

In the first quarter of 2006, the Company changed its method for allocating certain Corporate and Other expenses to the other business segments. All periods presented have been updated to reflect the new allocation methodology.

	Quarter ended December 31, 2006
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$701	$—	$—	$701	$(292)	$409
Consolidation Loans	1,306	—	—	1,306	(339)	967
Private Education Loans	620	—	—	620	(329)	291
Other loans	27	—	—	27	—	27
Cash and investments	197	—	2	199	(58)	141

Total interest income	2,851	—	2	2,853	(1,018)	1,835
Total interest expense	2,190	6	6	2,202	(739)	1,463

Net interest income	661	(6)	(4)	651	(279)	372
Less: provisions for losses	88	—	—	88	4	92

Net interest income after provisions for losses	573	(6)	(4)	563	(283)	280
Fee income	—	93	33	126	—	126
Collections revenue	—	58	—	58	—	58
Other income	40	—	59	99	(80)	19

Total other income	40	151	92	283	(80)	203
Operating expenses(1)	164	93	71	328	25	353

Income before income taxes and minority interest in net earnings of subsidiaries	449	52	17	518	(388)	130
Income tax expense(2)	166	20	6	192	(80)	112

Net income	$283	$32	$11	$326	$(308)	$18

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $8 million, $3 million, and $4 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended December 31, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
(Dollars in millions)	accounting	accounting	Floor Income	intangibles(A)	Total

Net interest income	$(229)	$2	$(52)	$—	$(279)
Less: provisions for losses	4	—	—	—	4

Net interest income after provisions for losses	(233)	2	(52)	—	(283)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	165	(245)	—	—	(80)

Total other income	165	(245)	—	—	(80)
Operating expenses	—	—	—	25	25

Total pre-tax “Core Earnings” adjustments to GAAP	$(68)	$(243)	$(52)	$(25)	(388)

Income tax expense					(80)

Total “Core Earnings” adjustments to GAAP					$(308)

(A)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

	Quarter ended September 30, 2006
			Corporate	Total ‘‘Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$702	$—	$—	$702	$(337)	$365
Consolidation Loans	1,242	—	—	1,242	(326)	916
Private Education Loans	558	—	—	558	(303)	255
Other loans	24	—	—	24	—	24
Cash and investments	207	—	3	210	(69)	141

Total interest income	2,733	—	3	2,736	(1,035)	1,701
Total interest expense	2,124	6	4	2,134	(771)	1,363

Net interest income	609	(6)	(1)	602	(264)	338
Less: provisions for losses	80	—	—	80	(13)	67

Net interest income after provisions for losses	529	(6)	(1)	522	(251)	271
Fee income	—	122	39	161	—	161
Collections revenue	—	58	—	58	—	58
Other income	46	—	41	87	245	332

Total other income	46	180	80	306	245	551
Operating expenses(1)	156	91	70	317	37	354

Income before income taxes and minority interest in net earnings of subsidiaries	419	83	9	511	(43)	468
Income tax expense(2)	155	31	3	189	15	204
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$264	$51	$6	$321	$(58)	$263

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $8 million, $4 million, and $4 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended September 30, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
(Dollars in millions)	accounting	accounting	Floor Income	intangibles(A)	Total

Net interest income	$(229)	$18	$(53)	$—	(264)
Less: provisions for losses	(13)	—	—	—	(13)

Net interest income after provisions for losses	(216)	18	(53)	—	(251)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	376	(131)	—	—	245

Total other income	376	(131)	—	—	245
Operating expenses	—	—	—	37	37

Total pre-tax “Core Earnings” adjustments to GAAP	$160	$(113)	$(53)	$(37)	(43)

Income tax expense					15
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$(58)

(A)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

	Quarter ended December 31, 2005
			Corporate	Total ‘‘Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(2)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$620	$—	$—	$620	$(305)	$315
Consolidation Loans	934	—	—	934	(174)	760
Private Education Loans	374	—	—	374	(170)	204
Other loans	23	—	—	23	—	23
Cash and investments	127	—	2	129	(39)	90

Total interest income	2,078	—	2	2,080	(688)	1,392
Total interest expense	1,507	5	2	1,514	(512)	1,002

Net interest income	571	(5)	—	566	(176)	390
Less: provisions for losses	69	—	—	69	(4)	65

Net interest income after provisions for losses	502	(5)	—	497	(172)	325
Fee income	—	99	21	120	—	120
Collections revenue	—	48	—	48	—	48
Other income	38	—	28	66	386	452

Total other income	38	147	49	234	386	620
Operating expenses	139	84	56	279	18	297

Income before income taxes and minority interest in net earnings of subsidiaries	401	58	(7)	452	196	648
Income tax expense(1)	148	21	(2)	167	49	216
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$253	$36	$(5)	$284	$147	$431

(1)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter ended December 31, 2005
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
(Dollars in millions)	accounting	accounting	Floor Income	intangibles(A)	Total

Net interest income	$(200)	$80	$(56)	$—	$(176)
Less: provisions for losses	(4)	—	—	—	(4)

Net interest income after provisions for losses	(196)	80	(56)	—	(172)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	316	70	—	—	386

Total other income	316	70	—	—	386
Operating expenses	2	—	—	16	18

Total pre-tax “Core Earnings” adjustments to GAAP	$118	$150	$(56)	$(16)	196

Income tax expense					49
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$147

(A)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

	Year ended December 31, 2006
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$2,771	$—	$—	$2,771	$(1,362)	$1,409
Consolidation Loans	4,690	—	—	4,690	(1,144)	3,546
Private Education Loans	2,092	—	—	2,092	(1,071)	1,021
Other loans	98	—	—	98	—	98
Cash and investments	705	—	7	712	(209)	503

Total interest income	10,356	—	7	10,363	(3,786)	6,577
Total interest expense	7,877	23	12	7,912	(2,789)	5,123

Net interest income	2,479	(23)	(5)	2,451	(997)	1,454
Less: provisions for losses	303	—	—	303	(16)	287

Net interest income after provisions for losses	2,176	(23)	(5)	2,148	(981)	1,167
Fee income	—	397	132	529	—	529
Collections revenue	—	239	—	239	1	240
Other income	177	—	155	332	1,073	1,405

Total other income	177	636	287	1,100	1,074	2,174
Operating expenses(1)	645	358	250	1,253	93	1,346

Income before income taxes and minority interest in net earnings of subsidiaries	1,708	255	32	1,995	—	1,995
Income tax expense(2)	632	94	12	738	96	834
Minority interest in net earnings of subsidiaries	—	4	—	4	—	4

Net income	$1,076	$157	$20	$1,253	$(96)	$1,157

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $34 million, $12 million, and $17 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Year ended December 31, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
(Dollars in millions)	accounting	accounting	Floor Income	intangibles(A)	Total

Net interest income	$(897)	$109	$(209)	$—	$(997)
Less: provisions for losses	(16)	—	—	—	(16)

Net interest income after provisions for losses	(881)	109	(209)	—	(981)
Fee income	—	—	—	—	—
Collections revenue	1	—	—	—	1
Other income	1,411	(338)	—	—	1,073

Total other income	1,412	(338)	—	—	1,074
Operating expenses	(1)	—	—	94	93

Total pre-tax “Core Earnings” adjustments to GAAP	$532	$(229)	$(209)	$(94)	—

Income tax expense					96
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$(96)

(A)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

	Year ended December 31, 2005
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(2)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$2,298	$—	$—	$2,298	$(1,283)	$1,015
Consolidation Loans	3,014	—	—	3,014	(514)	2,500
Private Education Loans	1,160	—	—	1,160	(526)	634
Other loans	85	—	—	85	—	85
Cash and investments	396	—	5	401	(125)	276

Total interest income	6,953	—	5	6,958	(2,448)	4,510
Total interest expense	4,798	19	6	4,823	(1,764)	3,059

Net interest income	2,155	(19)	(1)	2,135	(684)	1,451
Less: provisions for losses	138	—	—	138	65	203

Net interest income after provisions for losses	2,017	(19)	(1)	1,997	(749)	1,248
Fee income	—	360	115	475	—	475
Collections revenue	—	167	—	167	—	167
Other income	111	—	125	236	1,129	1,365

Total other income	111	527	240	878	1,129	2,007
Operating expenses	547	288	235	1,070	68	1,138

Income before income taxes and minority interest in net earnings of subsidiaries	1,581	220	4	1,805	312	2,117
Income tax expense(1)	586	81	1	668	61	729
Minority interest in net earnings of subsidiaries	2	4	—	6	—	6

Net income	$993	$135	$3	$1,131	$251	$1,382

(1)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year ended December 31, 2005
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
(Dollars in millions)	accounting	accounting	Floor Income	intangibles(A)	Total

Net interest income	$(867)	$387	$(204)	$—	$(684)
Less: provisions for losses	65	—	—	—	65

Net interest income after provisions for losses	(932)	387	(204)	—	(749)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	879	250	—	—	1,129

Total other income	879	250	—	—	1,129
Operating expenses	7	—	—	61	68

Total pre-tax “Core Earnings” adjustments to GAAP	$(60)	$637	$(204)	$(61)	312

Income tax expense					61
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$251

(A)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

Reconciliation of “Core Earnings” Net Income to GAAP Net Income

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” net income(1)	$326	$321	$284	$1,253	$1,131
“Core Earnings” adjustments:
Net impact of securitization accounting	(68)	160	118	532	(60)
Net impact of derivative accounting	(243)	(113)	150	(229)	637
Net impact of Floor Income	(52)	(53)	(56)	(209)	(204)
Net impact of acquired intangibles(2)	(25)	(37)	(16)	(94)	(61)

Total “Core Earnings” adjustments before income taxes	(388)	(43)	196	—	312
Net tax effect(3)	80	(15)	(49)	(96)	(61)

Total “Core Earnings” adjustments	(308)	(58)	147	(96)	251

GAAP net income	$18	$263	$431	$1,157	$1,382

GAAP diluted earnings per common share	$.02	$.60	$.96	$2.63	$3.05

(1) “Core Earnings” diluted earnings per common share	$.74	$.73	$.63	$2.83	$2.51

(2)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

(3)	Such tax effect is based upon the Company’s “Core Earnings” effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations of “Core Earnings”

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that “Core Earnings” are an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, “Core Earnings” reflect only current period adjustments to GAAP. Accordingly, the Company’s “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company’s performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company’s board of directors, rating agencies and lenders to assess performance.

Other limitations arise from the specific adjustments that management makes to GAAP results to derive “Core Earnings” results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on derivatives that do not qualify for “hedge treatment,” as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a “Core Earnings” basis provides important information regarding the performance of our Managed portfolio, a limitation of this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our “Core Earnings” presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our “Core Earnings” results exclude certain Floor Income, which is real cash income, from our reported results and therefore may understate earnings in certain periods. Management’s financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between “Core Earnings” and GAAP

Our “Core Earnings” are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our “Core Earnings” are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. “Core Earnings” net income reflects only current period adjustments to GAAP net income, as described in the more detailed discussion of the differences between “Core Earnings” and GAAP that follows, which includes further detail on each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

1) Securitization: Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under “Core Earnings” for the Lending operating segment, we present all securitization transactions on a “Core Earnings” basis as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP are excluded from “Core Earnings” and are replaced by the interest income, provisions for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from “Core Earnings” as they are considered intercompany transactions on a “Core Earnings” basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(233)	$(216)	$(195)	$(880)	$(935)
Gains on student loan securitizations	—	201	241	902	552
Servicing and securitization revenue	185	187	80	553	357
Intercompany transactions with off-balance sheet trusts	(20)	(12)	(8)	(43)	(34)

Total “Core Earnings” securitization adjustments	$(68)	$160	$118	$532	$(60)

2) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses arising primarily in our Lending operating segment, and to a lesser degree in our Corporate and Other reportable segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP. Under “Core Earnings,” we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. “Core Earnings” also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The gains and losses described in “Gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one floating interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our floating rate debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they generally do not meet this effectiveness test because most of our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps if the two underlying indices (and related forward curve) do not move in parallel.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. These contracts do not qualify as effective SFAS No. 133 hedges, because a requirement to achieve hedge accounting under SFAS No. 133 is the hedged item must impact net income and transactions related to our own stock are accounted for in equity, not net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended December 31, 2006, September 30, 2006 and December 31, 2005, and for the years ended December 31, 2006 and 2005, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(245)	$(131)	$70	$(339)	$247
Less: Realized losses on derivative and hedging activities, net(1)	2	18	80	109	387

Unrealized gains (losses) on derivative and hedging activities, net	(243)	(113)	150	(230)	634
Other pre-SFAS No. 133 accounting adjustments	—	—	—	1	3

Total net impact of SFAS No. 133 derivative accounting	$(243)	$(113)	$150	$(229)	$637

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a “Core Earnings” basis for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(8)	$(8)	$(38)	$(50)	$(259)
Net settlement expense on interest rate swaps reclassified to net interest income	6	(10)	(42)	(59)	(123)
Net realized losses on terminated derivative contracts reclassified to other income	—	—	—	—	(5)

Total reclassifications of realized losses on derivative and hedging activities	(2)	(18)	(80)	(109)	(387)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(243)	(113)	150	(230)	634

Gains (losses) on derivative and hedging activities, net	$(245)	$(131)	$70	$(339)	$247

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Floor Income Contracts	$34	$(90)	$102	$176	$481
Equity forward contracts	(178)	(99)	56	(360)	121
Basis swaps	(88)	98	(7)	(58)	40
Other	(11)	(22)	(1)	12	(8)

Total unrealized gains (losses) on derivative and hedging activities, net	$(243)	$(113)	$150	$(230)	$634

Unrealized gains and losses on Floor Income Contracts are primarily caused by changes in interest rates. In general, an increase in interest rates results in an unrealized gain and vice versa. Unrealized gains and losses on Equity Forward Contracts fluctuate with changes in the Company’s stock price. Unrealized gains and losses on basis swaps result from changes in the spread between indices, primarily as it relates to Consumer Price Index (“CPI”) swaps economically hedging debt issuances indexed to CPI.

3) Floor Income: The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from “Core Earnings” when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For “Core Earnings,” we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$—	$—	$—	$—	$19
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(52)	(53)	(56)	(209)	(223)

Total “Core Earnings” Floor Income adjustments	$(52)	$(53)	$(56)	$(209)	$(204)

4) Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. For the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005, and for the years ended December 31, 2006 and 2005, goodwill and intangible impairment and the amortization of acquired intangibles totaled $25 million, $37 million, $16 million, $94 million and $61 million, respectively. In the third quarter of 2006, we recognized an intangible impairment of $21 million due to an increase in interest rates since the July 1, 2006 reset and to a regulatory change related to our 9.5 percent SAP loans.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$701	$702	$620	$2,771	$2,298
Consolidation Loans	1,306	1,242	934	4,690	3,014
Private Education Loans	620	558	374	2,092	1,160
Other loans	27	24	23	98	85
Cash and investments	197	207	127	705	396

Total “Core Earnings” interest income	2,851	2,733	2,078	10,356	6,953
Total “Core Earnings” interest expense	2,190	2,124	1,507	7,877	4,798

Net “Core Earnings” interest income	661	609	571	2,479	2,155
Less: provisions for losses	88	80	69	303	138

Net “Core Earnings” interest income after provisions for losses	573	529	502	2,176	2,017
Other income	40	46	38	177	111
Operating expenses	164	156	139	645	547

Income before income taxes and minority interest in net earnings of subsidiaries	449	419	401	1,708	1,581
Income taxes	166	155	148	632	586

Income before minority interest in net earnings of subsidiaries	283	264	253	1,076	995
Minority interest in net earnings of subsidiaries	—	—	—	—	2

“Core Earnings” net income	$283	$264	$253	$1,076	$993

Summary of our Managed Student Loan Portfolio

The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances (net of allowance for loan losses):

	December 31, 2006
	FFELP			Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$9,745	$—	$9,745	$4,353	$14,098
Grace and repayment	14,530	60,348	74,878	6,075	80,953

Total on-balance sheet, gross	24,275	60,348	84,623	10,428	95,051
On-balance sheet unamortized premium/(discount)	575	988	1,563	(365)	1,198
On-balance sheet allowance for losses	(9)	(12)	(21)	(308)	(329)

Total on-balance sheet, net	24,841	61,324	86,165	9,755	95,920

Off-balance sheet:
In-school	2,047	—	2,047	3,892	5,939
Grace and repayment	12,747	17,817	30,564	9,330	39,894

Total off-balance sheet, gross	14,794	17,817	32,611	13,222	45,833
Off-balance sheet unamortized premium/(discount)	244	497	741	(303)	438
Off-balance sheet allowance for losses	(10)	(3)	(13)	(86)	(99)

Total off-balance sheet, net	15,028	18,311	33,339	12,833	46,172

Total Managed	$39,869	$79,635	$119,504	$22,588	$142,092

% of on-balance sheet FFELP	29%	71%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

	September 30, 2006
	FFELP			Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$8,900	$—	$8,900	$3,566	$12,466
Grace and repayment	13,248	56,356	69,604	5,252	74,856

Total on-balance sheet, gross	22,148	56,356	78,504	8,818	87,322
On-balance sheet unamortized premium/(discount)	473	857	1,330	(321)	1,009
On-balance sheet allowance for losses	(7)	(11)	(18)	(275)	(293)

Total on-balance sheet, net	22,614	57,202	79,816	8,222	88,038

Off-balance sheet:
In-school	2,380	—	2,380	4,261	6,641
Grace and repayment	14,536	18,254	32,790	9,104	41,894

Total off-balance sheet, gross	16,916	18,254	35,170	13,365	48,535
Off-balance sheet unamortized premium/(discount)	268	495	763	(286)	477
Off-balance sheet allowance for losses	(11)	(4)	(15)	(100)	(115)

Total off-balance sheet, net	17,173	18,745	35,918	12,979	48,897

Total Managed	$39,787	$75,947	$115,734	$21,201	$136,935

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	34%	66%	100%
% of total	29%	56%	85%	15%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Ending Balances (net of allowance for loan losses):

	December 31, 2005
	FFELP			Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$6,910	$—	$6,910	$3,432	$10,342
Grace and repayment	12,705	54,033	66,738	4,834	71,572

Total on-balance sheet, gross	19,615	54,033	73,648	8,266	81,914
On-balance sheet unamortized premium/(discount)	379	835	1,214	(305)	909
On-balance sheet allowance for losses	(6)	(9)	(15)	(204)	(219)

Total on-balance sheet, net	19,988	54,859	74,847	7,757	82,604

Off-balance sheet:
In-school	2,962	—	2,962	2,540	5,502
Grace and repayment	17,410	10,272	27,682	6,406	34,088

Total off-balance sheet, gross	20,372	10,272	30,644	8,946	39,590
Off-balance sheet unamortized premium/(discount)	306	305	611	(188)	423
Off-balance sheet allowance for losses	(8)	(2)	(10)	(78)	(88)

Total off-balance sheet, net	20,670	10,575	31,245	8,680	39,925

Total Managed	$40,658	$65,434	$106,092	$16,437	$122,529

% of on-balance sheet FFELP	27%	73%	100%
% of Managed FFELP	38%	62%	100%
% of total	33%	54%	87%	13%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Quarter ended December 31, 2006
				Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$23,287	$58,946	$82,233	$9,289	$91,522
Off-balance sheet	15,850	18,458	34,308	12,944	47,252

Total Managed	$39,137	$77,404	$116,541	$22,233	$138,774

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	34%	66%	100%
% of Total	28%	56%	84%	16%	100%

	Quarter ended September 30, 2006
				Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$21,194	$54,968	$76,162	$8,079	$84,241
Off-balance sheet	18,558	17,538	36,096	12,130	48,226

Total Managed	$39,752	$72,506	$112,258	$20,209	$132,467

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	35%	65%	100%
% of Total	30%	55%	85%	15%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Quarter ended December 31, 2005
				Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$22,062	$53,020	$75,082	$7,832	$82,914
Off-balance sheet	19,426	10,748	30,174	8,323	38,497

Total Managed	$41,488	$63,768	$105,256	$16,155	$121,411

% of on-balance sheet FFELP	29%	71%	100%
% of Managed FFELP	39%	61%	100%
% of Total	34%	53%	87%	13%	100%

	Year ended December 31, 2006
				Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$21,152	$55,119	$76,271	$8,585	$84,856
Off-balance sheet	19,546	15,652	35,198	11,138	46,336

Total Managed	$40,698	$70,771	$111,469	$19,723	$131,192

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	37%	63%	100%
% of Total	31%	54%	85%	15%	100%

	Year ended December 31, 2005
				Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$20,720	$47,082	$67,802	$6,922	$74,724
Off-balance sheet	24,182	9,800	33,982	7,238	41,220

Total Managed	$44,902	$56,882	$101,784	$14,160	$115,944

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	44%	56%	100%
% of Total	39%	49%	88%	12%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Student Loan Spread Analysis — “Core Earnings” Basis

The following table analyzes the earnings from our portfolio of Managed student loans on a “Core Earnings” basis (see “BUSINESS SEGMENTS — Pre-tax Differences between ‘Core Earnings’ and GAAP”). The “Core Earnings” Basis Student Loan Spread Analysis presentation and certain components used in the calculation differ from the On-Balance Sheet Student Loan Spread Analysis presentation. The “Core Earnings” basis presentation, when compared to our on-balance sheet presentation, is different in that it:

•	includes the net interest margin related to our off-balance sheet student loan securitization trusts. This includes any related fees or costs such as the Consolidation Loan Rebate Fees, premium/discount amortization and Borrower Benefits yield adjustments;

•	includes the reclassification of certain derivative net settlement amounts. The net settlements on certain derivatives that do not qualify as SFAS No. 133 hedges are recorded as part of the “gain (loss) on derivative and hedging activities, net” line item on the income statement and are therefore not recognized in the student loan spread. Under this presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” basis student loan spread, this would primarily include: (a) reclassifying the net settlement amounts related to our written Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense;

•	excludes unhedged Floor Income earned on the Managed student loan portfolio; and

•	includes the amortization of upfront payments on Floor Income Contracts in student loan income that we believe are economically hedging the Floor Income.

As discussed above, these differences result in the “Core Earnings” basis student loan spread not being a GAAP-basis presentation. Management relies on this measure to manage our Lending business segment. Specifically, management uses the “Core Earnings” basis student loan spread to evaluate the overall economic effect that certain factors have on our student loans either on- or off-balance sheet. These factors include the overall mix of student loans in our portfolio, acquisition costs, Borrower Benefits program costs, Floor Income and funding and hedging costs. Management believes that it is important to evaluate all of these factors on a Managed Basis to gain additional information about the economic effect of these factors on our student loans under management. Management believes that this additional information assists us in making strategic decisions about the Company’s business model for the Lending business segment, including among other factors, how we acquire or originate student loans, how we fund acquisitions and originations, what Borrower Benefits we offer and what type of loans we purchase or originate. While management believes that the “Core Earnings” basis student loan spread is an important tool for evaluating the Company’s performance for the reasons described above, it is subject to certain general and specific limitations that investors should carefully consider. See “BUSINESS SEGMENTS — Limitations of ‘Core Earnings’. ” “One specific limitation is that the “Core Earnings” basis student loan spread includes the spread on loans that we have sold to securitization trusts.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

“Core Earnings” basis student loan yield	8.35%	8.33%	7.11%	8.09%	6.32%
Consolidation Loan Rebate Fees	(.56)	(.56)	(.54)	(.55)	(.50)
Borrower Benefits	(.10)	(.11)	(.09)	(.09)	(.07)
Premium and discount amortization	(.15)	(.16)	(.18)	(.16)	(.17)

“Core Earnings” basis student loan net yield	7.54	7.50	6.30	7.29	5.58
“Core Earnings” basis student loan cost of funds	(5.68)	(5.70)	(4.53)	(5.45)	(3.80)

“Core Earnings” basis student loan spread(1)	1.86%	1.80%	1.77%	1.84%	1.78%

Average Balances
On-balance sheet student loans(1)	$89,143	$83,909	$82,914	$84,173	$74,724
Off-balance sheet student loans	47,252	48,226	38,497	46,336	41,220

Managed student loans	$136,395	$132,135	$121,411	$130,509	$115,944

(1)	Excludes the impact of Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended December 31, 2006, September 30, 2006 and for the year ended December 31, 2006.

Discussion of “Core Earnings” Basis Student Loan Spread — Other Quarter-over-Quarter Fluctuations

As discussed under “Student Loans — Student Loan Spread,” the student loan spread analysis above also excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $2.4 billion and $332 million for the fourth and third quarters of 2006, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the “Core Earnings” Basis Student Loan Spread Analysis, it would have reduced the spread by approximately 3 basis points and 1 basis point for the fourth and third quarters of 2006, respectively. As of December 31, 2006, Wholesale Consolidation Loans totaled $3.6 billion, or 4.5 percent, of our total Managed Consolidation Loan portfolio.

For the three months ended December 31, 2006, the student loan spread benefited by 2 basis points to account for the cumulative effect of a refinement in our prepayment estimate impacting student loan premium amortization.

“Core Earnings” Basis Student Loan Spreads by Loan Type

The student loan spread continues to reflect the changing mix of loans in our portfolio, specifically the shift from FFELP Stafford loans to Consolidation Loans and the higher overall growth rate in Private Education Loans as a percentage of the total portfolio. (See “LENDING BUSINESS SEGMENT — Summary of our Managed Student Loan Portfolio — Average Balances.”)

The following table reflects the “Core Earnings” basis student loan spreads by product, excluding both the impact of the Wholesale Consolidation Loan portfolio as discussed above and the impact of items disclosed separately (see “RESULTS OF OPERATIONS — Earnings Release Summary”), for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

FFELP Loan Spreads (“Core Earnings” Basis):
Stafford	1.38%	1.26%	1.46%	1.34%	1.46%
Consolidation	1.10	1.12	1.21	1.17	1.27

Managed FFELP Loan Spread	1.20	1.17	1.31	1.23	1.35
Private Education Loan Spreads (“Core Earnings” Basis):
Before provision	5.28%	5.25%	4.83%	5.13%	4.73%
After provision	3.87	3.83	3.70	3.75	3.38

Private Education Loans

All Private Education Loans are initially acquired on-balance sheet. In securitizations of Private Education Loans that are treated as sales, the loans are no longer owned by us, and they are accounted for off-balance sheet. For our Managed Basis presentation in the table below, when Private Education Loans are sold to securitization trusts, we reduce the on-balance sheet allowance for loan losses for amounts previously provided and then re-establish the allowance for these loans in the off-balance sheet section. The total allowance of both on-balance sheet and off-balance sheet loan losses results in the Managed Basis allowance for loan losses. The off-balance sheet allowance is lower than the on-balance sheet allowance when measured as a percentage of ending loans in repayment because of the different mix of loans on-balance sheet and off-balance sheet.

When Private Education Loans in the majority of our securitized trusts become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged off in the month in which the loan is 212 days delinquent.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
	2006	2006	2005	2006	2006	2005	2006	2006	2005

Allowance at beginning of period	$275	$252	$193	$100	$92	$79	$375	$344	$272
Provision for Private Education Loan losses	83	58	50	(4)	14	(4)	79	72	46
Change in recovery estimate	—	—	—	—	—	—	—	—	—

Total provision	83	58	50	(4)	14	(4)	79	72	46
Charge-offs	(54)	(37)	(41)	(10)	(10)	—	(64)	(47)	(41)
Recoveries	4	6	5	—	—	—	4	6	5

Net charge-offs	(50)	(31)	(36)	(10)	(10)	—	(60)	(41)	(36)

Balance before securitization of Private Education Loans	308	279	207	86	96	75	394	375	282
Reduction for securitization of Private Education Loans	—	(4)	(3)	—	4	3	—	—	—

Allowance at end of period	$308	$275	$204	$86	$100	$78	$394	$375	$282

Net charge-offs as a percentage of average loans in repayment (annualized)	4.45%	3.19%	4.10%	.70%	.68%	—%	2.26%	1.70%	1.86%
Allowance as a percentage of the ending total loan balance	3.06%	3.24%	2.56%	.66%	.77%	.89%	1.71%	1.74%	1.69%
Allowance as a percentage of ending loans in repayment	6.36%	6.91%	5.57%	1.26%	1.79%	1.68%	3.38%	3.92%	3.40%
Average coverage of net charge-offs (annualized)	1.57	2.22	1.45	1.98	2.62	—	1.64	2.32	1.99
Average total loans	$9,289	$8,079	$7,832	$12,944	$12,130	$8,323	$22,233	$20,209	$16,155
Ending total loans	$10,063	$8,497	$7,961	$12,919	$13,079	$8,758	$22,982	$21,576	$16,719
Average loans in repayment	$4,416	$3,879	$3,441	$6,196	$5,667	$4,178	$10,612	$9,546	$7,620
Ending loans in repayment	$4,851	$3,980	$3,662	$6,792	$5,603	$4,653	$11,643	$9,583	$8,315

	Activity in Allowance for Private Education Loans
	On-balance sheet		Off-balance sheet		Managed Basis
	Years ended		Years ended		Years ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005	2006	2005

Allowance at beginning of period	$204	$172	$78	$143	$282	$315
Provision for Private Education Loan losses	258	186	15	3	273	189
Change in loss estimate	—	40	—	(60)	—	(20)
Change in recovery estimate	—	(49)	—	(16)	—	(65)

Total provision	258	177	15	(73)	273	104
Charge-offs	(160)	(154)	(24)	(2)	(184)	(156)
Recoveries	23	19	—	—	23	19

Net charge-offs	(137)	(135)	(24)	(2)	(161)	(137)

Balance before securitization of Private Education Loans	325	214	69	68	394	282
Reduction for securitization of Private Education Loans	(17)	(10)	17	10	—	—

Allowance at end of period	$308	$204	$86	$78	$394	$282

Net charge-offs as a percentage of average loans in repayment	3.22%	4.14%	.43%	.07%	1.62%	1.89%
Allowance as a percentage of the ending total loan balance	3.06%	2.56%	.66%	.89%	1.71%	1.69%
Allowance as a percentage of ending loans in repayment	6.36%	5.57%	1.26%	1.68%	3.38%	3.40%
Average coverage of net charge-offs	2.25	1.52	3.46	29.75	2.44	2.06
Average total loans	$8,585	$6,922	$11,138	$7,238	$19,723	$14,160
Ending total loans	$10,063	$7,961	$12,919	$8,758	$22,982	$16,719
Average loans in repayment	$4,257	$3,252	$5,721	$4,002	$9,978	$7,254
Ending loans in repayment	$4,851	$3,662	$6,792	$4,653	$11,643	$8,315

The allowance for Private Education Loan losses at December 31, 2006 grew 40 percent versus the year-ago period, which was in direct proportion to the 40 percent growth in the balance of loans in repayment, while net charge-offs increased 18 percent year-over-year. This resulted in an improvement in the ratio of net charge-offs to ending loans in repayment from 1.89 percent at December 31, 2005 to 1.62 percent at December 31, 2006. The ending balance of the allowance for Private Education Loans at December 31, 2006 resulted in an average coverage of annual net charge-offs ratio of 2.44, which is an 18 percent increase over the December 31, 2005 ratio of 2.06.

Net charge-offs on a Managed Basis in the quarter increased to $60 million up from $41 million in the prior quarter and $36 million in the year-ago quarter. The seasoning, the changing mix of loans in the portfolio and the higher repayment levels associated with the growth in our private credit portfolio have contributed to the higher levels of charge-offs and provision. Charge-off and delinquency levels are factored into our current estimation of the allowance for Private Education losses. The higher level of charge-offs is consistent with the higher levels of delinquencies greater than 90 days displayed in the following section.

Delinquencies

The tables below present our Private Education Loan delinquency trends as of December 31, 2006, September 30, 2006, and December 31, 2005. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2006		2006		2005
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$5,218		$4,497		$4,301
Loans in forbearance(2)	359		341		303
Loans in repayment and percentage of each status:
Loans current	4,214	86.9%	3,462	87.0%	3,311	90.4%
Loans delinquent 31-60 days(3)	250	5.1	209	5.3	166	4.5
Loans delinquent 61-90 days(3)	132	2.7	121	3.0	77	2.1
Loans delinquent greater than 90 days(3)	255	5.3	188	4.7	108	3.0

Total Private Education Loans in repayment	4,851	100%	3,980	100%	3,662	100%

Total Private Education Loans, gross	10,428		8,818		8,266
Private Education Loan unamortized discount	(365)		(321)		(305)

Total Private Education Loans	10,063		8,497		7,961
Private Education Loan allowance for losses	(308)		(275)		(204)

Private Education Loans, net	$9,755		$8,222		$7,757

Percentage of Private Education Loans in repayment	46.5%		45.1%		44.3%

Delinquencies as a percentage of Private Education Loans in repayment	13.1%		13.0%		9.6%

	Off-Balance Sheet Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2006		2006		2005
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$5,608		$6,861		$3,679
Loans in forbearance(2)	822		901		614
Loans in repayment and percentage of each status:
Loans current	6,419	94.5%	5,281	94.3%	4,446	95.6%
Loans delinquent 31-60 days(3)	222	3.3	164	2.9	136	2.9
Loans delinquent 61-90 days(3)	60	.9	68	1.2	35	.7
Loans delinquent greater than 90 days(3)	91	1.3	90	1.6	36	.8

Total Private Education Loans in repayment	6,792	100%	5,603	100%	4,653	100%

Total Private Education Loans, gross	13,222		13,365		8,946
Private Education Loan unamortized discount	(303)		(286)		(188)

Total Private Education Loans	12,919		13,079		8,758
Private Education Loan allowance for losses	(86)		(100)		(78)

Private Education Loans, net	$12,833		$12,979		$8,680

Percentage of Private Education Loans in repayment	51.4%		41.9%		52.0%

Delinquencies as a percentage of Private Education Loans in repayment	5.5%		5.7%		4.4%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2006		2006		2005
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$10,826		$11,358		$7,980
Loans in forbearance(2)	1,181		1,242		917
Loans in repayment and percentage of each status:
Loans current	10,633	91.3%	8,743	91.2%	7,757	93.3%
Loans delinquent 31-60 days(3)	472	4.0	373	3.9	302	3.6
Loans delinquent 61-90 days(3)	192	1.7	189	2.0	112	1.4
Loans delinquent greater than 90 days(3)	346	3.0	278	2.9	144	1.7

Total Private Education Loans in repayment	11,643	100%	9,583	100%	8,315	100%

Total Private Education Loans, gross	23,650		22,183		17,212
Private Education Loan unamortized discount	(668)		(607)		(493)

Total Private Education Loans	22,982		21,576		16,719
Private Education Loan allowance for losses	(394)		(375)		(282)

Private Education Loans, net	$22,588		$21,201		$16,437

Percentage of Private Education Loans in repayment	49.2%		43.2%		48.3%

Delinquencies as a percentage of Private Education Loans in repayment	8.7%		8.8%		6.7%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance — Managed Basis Private Education Loans

Private Education Loans are made to parent and student borrowers in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not federally guaranteed nor insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers’ repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional higher education Private Education Loans to begin six months after the borrower leaves school (consistent with our federally regulated FFELP loans). This provides the borrower time after graduation to obtain a job to service the debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower’s ability to repay the loan. Forbearance is also granted to borrowers who may experience temporary hardship after entering repayment, when we believe that it will increase the likelihood of ultimate collection of the loan. Such forbearance is granted within established policies that include limits on the number of forbearance months granted consecutively and limits on the total number of forbearance months granted over the life of the loan. In some instances of forbearance, we require good-faith payments or continuing partial payments. Exceptions to forbearance policies are permitted in limited circumstances and only when such exceptions are judged to increase the likelihood of ultimate collectibility of the loan.

Forbearance does not grant any reduction in the total repayment obligation (principal or interest) but does allow for the temporary cessation of borrower payments (on a prospective and/or retroactive basis) or a reduction in monthly payments for an agreed period of time. The forbearance period extends the original term of the loan. While the loan is in forbearance, interest continues to accrue and is capitalized as principal upon the loan re-entering repayment status. Loans exiting forbearance into repayment status are considered current regardless of their previous delinquency status.

Forbearance is used most heavily immediately after the loan enters repayment. As indicated in the tables below that show the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At December 31, 2006, loans in forbearance as a percentage of loans in repayment and forbearance is 11.7 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 3.4 percent for loans that have been in repayment more than 48 months. Approximately 76 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Dec. 31,
December 31, 2006	months	months	48 months	2006(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$10,826	$10,826
Loans in forbearance	898	209	74	—	1,181
Loans in repayment — current	6,273	2,477	1,883	—	10,633
Loans in repayment — delinquent 31-60 days	271	119	82	—	472
Loans in repayment — delinquent 61-90 days	109	49	34	—	192
Loans in repayment — delinquent greater than 90 days	157	117	72	—	346

Total	$7,708	$2,971	$2,145	$10,826	$23,650

Unamortized discount					(668)
Allowance for loan losses					(394)

Total Managed Private Education Loans, net					$22,588

Loans in forbearance as a percentage of loans in repayment and forbearance	11.7%	7.1%	3.4%	—%	9.2%

(1)	Includes all loans in-school/grace/deferment.

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Sept. 30,
September 30, 2006	months	months	48 months	2006(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$11,358	$11,358
Loans in forbearance	956	203	83	—	1,242
Loans in repayment — current	5,055	2,050	1,638	—	8,743
Loans in repayment — delinquent 31-60 days	208	94	71	—	373
Loans in repayment — delinquent 61-90 days	120	41	28	—	189
Loans in repayment — delinquent greater than 90 days	156	77	45	—	278

Total	$6,495	$2,465	$1,865	$11,358	22,183

Unamortized discount					(607)
Allowance for loan losses					(375)

Total Managed Private Education Loans, net					$21,201

Loans in forbearance as a percentage of loans in repayment and forbearance	14.7%	8.2%	4.5%	—%	11.5%

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Dec. 31,
December 31, 2005	months	months	48 months	2005(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$7,980	$7,980
Loans in forbearance	667	173	77	—	917
Loans in repayment — current	4,508	1,796	1,453	—	7,757
Loans in repayment — delinquent 31-60 days	168	78	56	—	302
Loans in repayment — delinquent 61-90 days	63	30	19	—	112
Loans in repayment — delinquent greater than 90 days	72	44	28	—	144

Total	$5,478	$2,121	$1,633	$7,980	$17,212

Unamortized discount					(493)
Allowance for loan losses					(282)

Total Managed Private Education Loans, net					$16,437

Loans in forbearance as a percentage of loans in repayment and forbearance	12.2%	8.2%	4.7%	—%	9.9%

(1)	Includes all loans in-school/grace/deferment.

There were $1.2 billion of loans in forbearance status at December 31, 2006, or 9.2 percent of loans in repayment and forbearance versus 11.5 percent for the third quarter of 2006 and 9.9 percent for the year-ago fourth quarter. This is consistent with our expectation of higher forbearances in the third quarter based on the large increase in the number of loans entering repayment in the second quarter. Student loan borrowers have typically used forbearance shortly after entering repayment to extend their grace periods as they establish themselves in the workforce.

The table below stratifies the portfolio of loans in forbearance by the cumulative number of months the borrower has used forbearance as of the dates indicated. As detailed in the table below, 4 percent of loans currently in forbearance have deferred their loan repayment more than 24 months, which is 3 percent lower versus the prior quarter and the year-ago quarter.

	December 31,		September 30,		December 31,
	2006		2006		2005
	Forbearance	% of	Forbearance	% of	Forbearance	% of
	Balance	Total	Balance	Total	Balance	Total

Cumulative number of months borrower has used forbearance
Up to 12 months	$870	74%	$902	72%	$686	75%
13 to 24 months	262	22	259	21	165	18
25 to 36 months	36	3	58	5	44	5
More than 36 months	13	1	23	2	22	2

Total	$1,181	100%	$1,242	100%	$917	100%

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended December 31, 2006, September 30, 2006 and December 31, 2005 and for the years ended December 31, 2006 and 2005.

Total on-balance sheet loan net charge-offs

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Private Education Loans	$50	$31	$36	$137	$135
FFELP Stafford and Other Student Loans	3	1	1	5	4
Mortgage and consumer loans	1	1	1	5	5

Total on-balance sheet loan net charge-offs	$54	$33	$38	$147	$144

Total Managed loan net charge-offs

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Private Education Loans	$60	$41	$36	$161	$137
FFELP Stafford and Other Student Loans	5	1	1	8	4
Mortgage and consumer loans	1	1	1	5	5

Total Managed loan net charge-offs	$66	$43	$38	$174	$146

The increase in net charge-offs on FFELP Stafford and Other student loans in the fourth quarter of 2006 is the result of the legislative changes which lower the federal guaranty on claims filed after July 1, 2006 to 97 percent from 98 percent (or 99 percent from 100 percent for lenders and servicers with the Exceptional Performer designation). At December 31, 2005, we began providing for this increase in charge-off expectation through our FFELP allowance for loan loss.

Student Loan Premiums Paid as a Percentage of Principal

The following table presents student loan premiums paid as a percentage of the principal balance of student loans acquired for the respective periods.

	Quarters ended						Years ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2006		2006		2005		2006		2005
	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate

Student loan premiums paid:
Sallie Mae brands	$2,902	1.37%	$4,393	1.05%	$1,989	.80%	$12,271	.94%	$8,430	.38%
Lender partners	1,561	2.99	2,361	1.83	1,874	1.87	11,738	1.97	12,463	1.77

Total Preferred Channel	4,463	1.94	6,754	1.32	3,863	1.32	24,009	1.44	20,893	1.21
Other purchases(1)	3,377	4.75	2,183	4.05	473	3.60	6,228	4.39	2,479	3.68

Subtotal base purchases	7,840	3.15	8,937	1.99	4,336	1.56	30,237	2.05	23,372	1.47
Consolidations originations	756	3.00	1,682	2.22	1,527	1.98	4,188	2.54	4,672	2.32

Total	$8,596	3.14%	$10,619	2.03%	$5,863	1.67%	$34,425	2.11%	$28,044	1.61%

(1)	Primarily includes spot purchases, other commitment clients, and subsidiary acquisitions.

The increase in premiums paid as a percentage of principal balance for Sallie Mae brands is primarily due to the increase in loans where we pay the origination fee and/or federal guaranty fee on behalf of borrowers, a practice we call zero-fee lending. Premiums paid on lender partners were similarly impacted by zero-fee lending. The borrower origination fee will be gradually phased out by the Reconciliation Legislation from 2007 to 2010.

The “Other purchases” category includes the acquisition of Wholesale Consolidation loans which totaled $1.9 billion at a rate of 5.72 percent and $1.4 billion at a rate of 4.11 percent for the quarters ended December 31, 2006 and September 30, 2006, respectively. At December 31, 2006, Wholesale Consolidation Loans totaled $3.6 billion and had an average premium percentage of 5.07 percent.

We include in Consolidation originations premiums the 50 basis point Consolidation origination fee paid on each FFELP Stafford loan that we consolidate, including loans that are already in our portfolio. The Consolidation originations premium paid percentage is calculated on only consolidation volume that is incremental to our portfolio. This percentage is largely driven by the mix of FFELP Stafford loans consolidated in this quarter.

Preferred Channel Originations

We originated $4.8 billion in student loan volume through our Preferred Channel in the quarter ended December 31, 2006 versus $7.8 billion in the quarter ended September 30, 2006 and $4.6 billion in the quarter ended December 31, 2005.

For the quarter ended December 31, 2006, our internal lending brands grew 40 percent over the year-ago quarter, and comprised 66 percent of our Preferred Channel Originations, up from 49 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 91 percent of our Preferred Channel Originations for the current quarter, versus 79 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 19 percent over the year-ago quarter.

Our Managed loan acquisitions for the current quarter totaled $9.6 billion, an increase of 47 percent over the year-ago quarter. The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Preferred Channel Originations — Type of Loan
Stafford	$2,624	$4,257	$2,668	$13,183	$12,547
PLUS	454	856	524	2,541	2,570
GradPLUS	101	144	—	245	—

Total FFELP	3,179	5,257	3,192	15,969	15,117
Private Education Loans	1,582	2,574	1,397	7,411	6,236

Total	$4,761	$7,831	$4,589	$23,380	$21,353

	Quarters ended
	December 31,			September 30,			December 31,
	2006			2006			2005
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$1,682	$1,449	$3,131	$2,402	$2,223	$4,625	$1,167	$1,073	$2,240
Other lender partners	1,084	97	1,181	1,962	262	2,224	1,182	202	1,384

Total before JPMorgan Chase	2,766	1,546	4,312	4,364	2,485	6,849	2,349	1,275	3,624
JPMorgan Chase	413	36	449	893	89	982	843	122	965

Total	$3,179	$1,582	$4,761	$5,257	$2,574	$7,831	$3,192	$1,397	$4,589

	Years Ended December 31,
	2006			2005
	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$6,939	$6,129	$13,068	$4,803	$4,306	$9,109
Other lender partners	5,769	860	6,629	5,400	942	6,342

Total before JPMorgan Chase	12,708	6,989	19,697	10,203	5,248	15,451
JPMorgan Chase	3,261	422	3,683	4,914	988	5,902

Total	$15,969	$7,411	$23,380	$15,117	$6,236	$21,353

Student Loan Activity

The following tables summarize the activity in our on-balance sheet, off-balance sheet and Managed portfolios of FFELP student loans and Private Education Loans and highlight the effects of Consolidation Loan activity on our FFELP portfolios.

	On-Balance Sheet
	Quarter ended December 31, 2006
	FFELP			Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$22,614	$57,202	$79,816	$8,222	$88,038
Net consolidations:
Incremental consolidations from third parties	—	703	703	53	756
Consolidations to third parties	(779)	(303)	(1,082)	(3)	(1,085)

Net consolidations	(779)	400	(379)	50	(329)
Acquisitions	4,471	2,296	6,767	1,691	8,458

Net acquisitions	3,692	2,696	6,388	1,741	8,129

Internal consolidations	(1,204)	2,057	853	151	1,004
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(261)	(631)	(892)	(359)	(1,251)

Ending balance	$24,841	$61,324	$86,165	$9,755	$95,920

	Off-Balance Sheet
	Quarter ended December 31, 2006
	FFELP			Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$17,173	$18,745	$35,918	$12,979	$48,897
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(667)	(98)	(765)	(11)	(776)

Net consolidations	(667)	(98)	(765)	(11)	(776)
Acquisitions	122	61	183	216	399

Net acquisitions	(545)	(37)	(582)	205	(377)

Internal consolidations(2)	(729)	(124)	(853)	(151)	(1,004)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(871)	(273)	(1,144)	(200)	(1,344)

Ending balance	$15,028	$18,311	$33,339	$12,833	$46,172

	Managed Portfolio
	Quarter ended December 31, 2006
					Total
	FFELP			Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,787	$75,947	$115,734	$21,201	$136,935
Net consolidations:
Incremental consolidations from third parties	—	703	703	53	756
Consolidations to third parties	(1,446)	(401)	(1,847)	(14)	(1,861)

Net consolidations	(1,446)	302	(1,144)	39	(1,105)
Acquisitions	4,593	2,357	6,950	1,907	8,857

Net acquisitions	3,147	2,659	5,806	1,946	7,752

Internal consolidations(2)	(1,933)	1,933	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,132)	(904)	(2,036)	(559)	(2,595)

Ending balance	$39,869	$79,635	$119,504	$22,588	$142,092

Total Managed Acquisitions(3)	$4,593	$3,060	$7,653	$1,960	$9,613

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended September 30, 2006
	FFELP			Total
	Stafford			Private	Total On-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$21,391	$54,055	$75,446	$6,833	$82,279
Net consolidations:
Incremental consolidations from third parties	—	1,648	1,648	34	1,682
Consolidations to third parties	(729)	(367)	(1,096)	(4)	(1,100)

Net consolidations	(729)	1,281	552	30	582
Acquisitions	5,014	1,702	6,716	2,691	9,407

Net acquisitions	4,285	2,983	7,268	2,721	9,989

Internal consolidations	(2,397)	4,813	2,416	83	2,499
Off-balance sheet securitizations	—	(4,066)	(4,066)	(1,008)	(5,074)
Repayments/claims/resales/other	(665)	(583)	(1,248)	(407)	(1,655)

Ending balance	$22,614	$57,202	$79,816	$8,222	$88,038

	Off-Balance Sheet
	Quarter ended September 30, 2006
	FFELP
	Stafford			Total Private	Total Off-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$20,535	$15,140	$35,675	$12,190	$47,865
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(726)	(119)	(845)	(11)	(856)

Net consolidations	(726)	(119)	(845)	(11)	(856)
Acquisitions	96	55	151	79	230

Net acquisitions	(630)	(64)	(694)	68	(626)

Internal consolidations(2)	(2,185)	(231)	(2,416)	(83)	(2,499)
Off-balance sheet securitizations	—	4,066	4,066	1,008	5,074
Repayments/claims/resales/other	(547)	(166)	(713)	(204)	(917)

Ending balance	$17,173	$18,745	$35,918	$12,979	$48,897

	Managed Portfolio
	Quarter ended September 30, 2006
	FFELP			Total
	Stafford			Private
	and	Consolidation	Total	Education	Total Managed
	Other(1)	Loans	FFELP	Loans	Basis Portfolio

Beginning balance	$41,926	$69,195	$111,121	$19,023	$130,144
Net consolidations:
Incremental consolidations from third parties	—	1,648	1,648	34	1,682
Consolidations to third parties	(1,455)	(486)	(1,941)	(15)	(1,956)

Net consolidations	(1,455)	1,162	(293)	19	(274)
Acquisitions	5,110	1,757	6,867	2,770	9,637

Net acquisitions	3,655	2,919	6,574	2,789	9,363

Internal consolidations(2)	(4,582)	4,582	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,212)	(749)	(1,961)	(611)	(2,572)

Ending balance	$39,787	$75,947	$115,734	$21,201	$136,935

Total Managed Acquisitions(3)	$5,110	$3,405	$8,515	$2,804	$11,319

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended December 31, 2005
	FFELP			Total
	Stafford			Private	Total On-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$22,354	$51,193	$73,547	$8,079	$81,626
Net consolidations:
Incremental consolidations from third parties	—	1,526	1,526	1	1,527
Consolidations to third parties	(507)	(696)	(1,203)	(5)	(1,208)

Net consolidations	(507)	830	323	(4)	319
Acquisitions	2,905	484	3,389	1,326	4,715

Net acquisitions	2,398	1,314	3,712	1,322	5,034

Internal consolidations	(1,409)	2,921	1,512	—	1,512
Off-balance sheet securitizations	(3,019)	—	(3,019)	(1,384)	(4,403)
Repayments/claims/resales/other	(336)	(569)	(905)	(260)	(1,165)

Ending balance	$19,988	$54,859	$74,847	$7,757	$82,604

	Off-Balance Sheet
	Quarter ended December 31, 2005
	FFELP			Total
	Stafford			Private	Total Off-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$20,728	$10,968	$31,696	$7,312	$39,008
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(629)	(224)	(853)	(6)	(859)

Net consolidations	(629)	(224)	(853)	(6)	(859)
Acquisitions	109	38	147	130	277

Net acquisitions	(520)	(186)	(706)	124	(582)

Internal consolidations(2)	(1,512)	—	(1,512)	—	(1,512)
Off-balance sheet securitizations	3,019	—	3,019	1,384	4,403
Repayments/claims/resales/other	(1,045)	(207)	(1,252)	(140)	(1,392)

Ending balance	$20,670	$10,575	$31,245	$8,680	$39,925

	Managed Portfolio
	Quarter ended December 31, 2005
	FFELP			Total
	Stafford			Private
	and	Consolidation	Total	Education	Total Managed
	Other(1)	Loans	FFELP	Loans	Basis Portfolio

Beginning balance	$43,082	$62,161	$105,243	$15,391	$120,634
Net consolidations:
Incremental consolidations from third parties	—	1,526	1,526	1	1,527
Consolidations to third parties	(1,136)	(920)	(2,056)	(11)	(2,067)

Net consolidations	(1,136)	606	(530)	(10)	(540)
Acquisitions	3,014	522	3,536	1,456	4,992

Net acquisitions	1,878	1,128	3,006	1,446	4,452

Internal consolidations(2)	(2,921)	2,921	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,381)	(776)	(2,157)	(400)	(2,557)

Ending balance	$40,658	$65,434	$106,092	$16,437	$122,529

Total Managed Acquisitions(3)	$3,014	$2,048	$5,062	$1,457	$6,519

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Year ended December 31, 2006
	FFELP			Total
	Stafford			Private	Total On-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$19,988	$54,859	$74,847	$7,757	$82,604
Net consolidations:
Incremental consolidations from third parties	—	4,092	4,092	96	4,188
Consolidations to third parties	(2,201)	(2,078)	(4,279)	(14)	(4,293)

Net consolidations	(2,201)	2,014	(187)	82	(105)
Acquisitions	19,585	4,697	24,282	7,818	32,100

Net acquisitions	17,384	6,711	24,095	7,900	31,995

Internal consolidations	(5,973)	11,931	5,958	254	6,212
Off-balance sheet securitizations	(5,034)	(9,638)	(14,672)	(4,737)	(19,409)
Repayments/claims/resales/other	(1,524)	(2,539)	(4,063)	(1,419)	(5,482)

Ending balance	$24,841	$61,324	$86,165	$9,755	$95,920

	Off-Balance Sheet
	Year ended December 31, 2006
	FFELP			Total
	Stafford			Private	Total Off-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$20,670	$10,575	$31,245	$8,680	$39,925
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(2,258)	(672)	(2,930)	(32)	(2,962)

Net consolidations	(2,258)	(672)	(2,930)	(32)	(2,962)
Acquisitions	424	233	657	472	1,129

Net acquisitions	(1,834)	(439)	(2,273)	440	(1,833)

Internal consolidations(2)	(5,366)	(592)	(5,958)	(254)	(6,212)
Off-balance sheet securitizations	5,034	9,638	14,672	4,737	19,409
Repayments/claims/resales/other	(3,476)	(871)	(4,347)	(770)	(5,117)

Ending balance	$15,028	$18,311	$33,339	$12,833	$46,172

	Managed Portfolio
	Year ended December 31, 2006
	FFELP			Total
	Stafford			Private
	and	Consolidation	Total	Education	Total Managed
	Other(1)	Loans	FFELP	Loans	Basis Portfolio

Beginning balance	$40,658	$65,434	$106,092	$16,437	$122,529
Net consolidations:
Incremental consolidations from third parties	—	4,092	4,092	96	4,188
Consolidations to third parties	(4,459)	(2,750)	(7,209)	(46)	(7,255)

Net consolidations	(4,459)	1,342	(3,117)	50	(3,067)
Acquisitions	20,009	4,930	24,939	8,290	33,229

Net acquisitions	15,550	6,272	21,822	8,340	30,162

Internal consolidations(2)	(11,339)	11,339	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(5,000)	(3,410)	(8,410)	(2,189)	(10,599)

Ending balance	$39,869	$79,635	$119,504	$22,588	$142,092

Total Managed Acquisitions(3)	$20,009	$9,022	$29,031	$8,386	$37,417

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Year ended December 31, 2005
	FFELP			Total
	Stafford			Private	Total On-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$18,965	$41,596	$60,561	$5,420	$65,981
Net consolidations:
Incremental consolidations from third parties	—	4,671	4,671	1	4,672
Consolidations to third parties	(1,236)	(1,180)	(2,416)	(11)	(2,427)

Net consolidations	(1,236)	3,491	2,255	(10)	2,245
Acquisitions	16,837	1,795	18,632	6,091	24,723

Net acquisitions	15,601	5,286	20,887	6,081	26,968

Internal consolidations	(5,604)	14,020	8,416	—	8,416
Off-balance sheet securitizations	(6,561)	(4,044)	(10,605)	(2,791)	(13,396)
Repayments/claims/resales/other	(2,413)	(1,999)	(4,412)	(953)	(5,365)

Ending balance	$19,988	$54,859	$74,847	$7,757	$82,604

	Off-Balance Sheet
	Year ended December 31, 2005
	FFELP			Total
	Stafford			Private	Total Off-
	and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$27,825	$7,570	$35,395	$6,062	$41,457
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(1,853)	(400)	(2,253)	(18)	(2,271)

Net consolidations	(1,853)	(400)	(2,253)	(18)	(2,271)
Acquisitions	361	175	536	275	811

Net acquisitions	(1,492)	(225)	(1,717)	257	(1,460)

Internal consolidations(2)	(8,407)	(9)	(8,416)	—	(8,416)
Off-balance sheet securitizations	6,561	4,044	10,605	2,791	13,396
Repayments/claims/resales/other	(3,817)	(805)	(4,622)	(430)	(5,052)

Ending balance	$20,670	$10,575	$31,245	$8,680	$39,925

	Managed Portfolio
	Year ended December 31, 2005
	FFELP			Total
	Stafford			Private
	and	Consolidation	Total	Education	Total Managed
	Other(1)	Loans	FFELP	Loans	Basis Portfolio

Beginning balance	$46,790	$49,166	$95,956	$11,482	$107,438
Net consolidations:
Incremental consolidations from third parties	—	4,671	4,671	1	4,672
Consolidations to third parties	(3,089)	(1,580)	(4,669)	(29)	(4,698)

Net consolidations	(3,089)	3,091	2	(28)	(26)
Acquisitions	17,198	1,970	19,168	6,366	25,534

Net acquisitions	14,109	5,061	19,170	6,338	25,508

Internal consolidations(2)	(14,011)	14,011	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(6,230)	(2,804)	(9,034)	(1,383)	(10,417)

Ending balance	$40,658	$65,434	$106,092	$16,437	$122,529

Total Managed Acquisitions(3)	$17,198	$6,641	$23,839	$6,367	$30,206

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

The increase in consolidations to third parties in 2006 reflects FFELP lenders reconsolidating Consolidation Loans using the Direct Loan program as a pass-through entity to circumvent the statutory prohibition on the reconsolidation of Consolidation Loans. The Higher Education Reconciliation Act of 2005 restricted further reconsolidation; as of July 1, 2006, borrowers with a FFELP Consolidation Loan may only reconsolidate with the FDLP if they are delinquent, referred to the guaranty agency for default aversion activity, and enter into the income contingent repayment program (“ICR”) in the FDLP. Borrowers may also reconsolidate an existing Consolidation Loan with a new FFELP Stafford loan. The increase to consolidations to third parties also reflects the effect of the repeal of the single holder rule, which was effective for applications received on or after June 15, 2006 and which required a borrower whose loans were held by a single lender to obtain, in most cases, a Consolidation Loan from that lender.

During 2006, Private Education Loan consolidations were introduced as a separate product line and during the year we had $50 million of net incremental volume on a Managed Basis. We expect this product line to grow in the future and will aggressively protect our portfolio against third-party consolidation of Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Late fees	$30	$26	$22	$107	$89
Gains on sales of mortgages and other loan fees	3	5	4	15	18
Losses on securities, net	(4)	—	—	(4)	(36)
Other	11	15	12	59	40

Total other income	$40	$46	$38	$177	$111

Other income in 2006 includes a settlement received on the final disposition of leveraged leases for which we had previously reserved. The net losses on securities in fiscal year 2005 primarily related to the $39 million leveraged lease impairment for an aircraft leased to Northwest Airlines, which declared bankruptcy in September 2005.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. Both the third and fourth quarter 2006 operating expenses for the Lending business segment also include $8 million, respectively, of stock option compensation expense, due to the implementation of SFAS No. 123(R) (see “RESULTS OF OPERATIONS — Stock Option Compensation Expense”).

DEBT MANAGEMENT OPERATIONS (“DMO”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our DMO business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Total interest income	$—	$—	$—	$—	$—
Total interest expense	6	6	5	23	19

Net interest income	(6)	(6)	(5)	(23)	(19)
Less: provisions for losses	—	—	—	—	—

Net interest income after provisions for losses	(6)	(6)	(5)	(23)	(19)
Fee income	93	122	99	397	360
Collections revenue	58	58	48	239	167

Total other income	151	180	147	636	527
Operating expenses	93	91	84	358	288

Income before income taxes and minority interest in net earnings of subsidiaries	52	83	58	255	220
Income taxes	20	31	21	94	81

Income before minority interest in net earnings of subsidiaries	32	52	37	161	139
Minority interest in net earnings of subsidiaries	—	1	1	4	4

“Core Earnings” net income	$32	$51	$36	$157	$135

DMO Revenue by Product

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Purchased paper collections revenue	$58	$58	$48	$239	$167
Contingency:
Student loans	72	94	63	305	258
Other	7	9	27	36	55

Total contingency	79	103	90	341	313
Other	14	19	9	56	47

Total	$151	$180	$147	$636	$527

USA Funds(1)	$47	$65	$44	$204	$180

% of total DMO revenue	31%	36%	30%	32%	34%

(1)	United Student Aid Funds, Inc. (“USA Funds”)

Total DMO revenue decreased by $29 million in the fourth quarter of 2006 versus the third quarter of 2006, primarily due to a change in the third quarter of 2006 in the federal regulations governing the rehabilitated loan policy. Under this change, the number of payments to qualify for a rehabilitated loan was reduced to nine months from twelve months, so all loans that had made nine to eleven consecutive payments at the time of the change immediately qualified as a rehabilitated loan. The “contingency — other” line in the fourth quarter of 2005 includes revenue from a non-recurring state tax collection contract. The year-over-year increase in contingency fee revenue was primarily driven by the growth in guaranty agency collections, along with the change in the rehabilitation loan policy.

Purchased Paper — Non-Mortgage

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Face value of purchases for the period	$1,584	$865	$1,080	$3,438	$2,826
Purchase price for the period	124	79	108	278	198
% of face value purchased	7.9%	9.2%	10.0%	8.1%	7.0%
Gross Cash Collections (“GCC”)	$90	$81	$71	$348	$250
Collections revenue	47	49	41	199	157
% of GCC	51%	61%	58%	56%	63%
Carrying value of purchases	$274	$193	$158	$274	$158

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter.

Purchased Paper — Mortgage/Properties

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005(1)

Face value of purchases for the period	$93	$140	$131	$556	$165
Collections revenue	11	9	7	40	10
Collateral value of purchases	97	147	154	607	195
Purchase price for the period	75	114	109	462	141
% of collateral value	77%	78%	71%	76%	72%
Carrying value of purchases	$518	$503	$298	$518	$298

(1)	In August 2005, the Company acquired GRP. Prior to this acquisition, the Company was not in the mortgage purchased paper business.

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral. Fluctuations in the purchase price as a percentage of collateral value can be caused by a number of factors including the percentage of second mortgages in the portfolio and the level of private mortgage insurance associated with particular assets.

Contingency Inventory

The following table presents the outstanding inventory of receivables serviced through our DMO business.

	December 31,	September 30,	December 31,
	2006	2006	2005

Contingency:
Contingency — Student loans	$6,971	$6,736	$7,205
Contingency — Other	1,667	1,477	2,178

Total	$8,638	$8,213	$9,383

Operating Expenses — DMO Business Segment

Operating expenses for our DMO business segment increased by $2 million, or 2 percent, to $93 million for the quarter ended December 31, 2006 versus the prior quarter, and increased by $9 million or 11 percent versus the year-ago quarter. The increase in operating expenses versus the year-ago quarter was primarily due to the increase in accounts serviced and to higher expenses for outsourced collections and recovery costs.

The third and fourth quarter of 2006 operating expenses for the DMO business segment also include $4 million and $3 million, respectively, of stock option compensation expense, due to the implementation of SFAS No. 123(R) (see “RESULTS OF OPERATIONS — Stock Option Compensation Expense”).

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Total interest income	$2	$3	$2	$7	$5
Total interest expense	6	4	2	12	6

Net interest income	(4)	(1)	—	(5)	(1)
Less: provisions for losses	—	—	—	—	—

Net interest income after provisions for losses	(4)	(1)	—	(5)	(1)
Fee income	33	39	21	132	115
Other income	59	41	28	155	125

Total other income	92	80	49	287	240
Operating expenses	71	70	56	250	235

Income before income taxes	17	9	(7)	32	4
Income tax expense	6	3	(2)	12	1

“Core Earnings” net income	$11	$6	$(5)	$20	$3

Fee and Other Income — Corporate and Other Business Segment

The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 and years ended December 31, 2006 and 2005.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Guarantor servicing fees	$33	$39	$21	$132	$115
Loan servicing fees	6	8	8	29	44
Other	53	33	20	126	81

Total fee and other income	$92	$80	$49	$287	$240

The decrease in guarantor servicing fees versus the prior quarter is due to seasonality. The increase in guarantor servicing fees versus the prior year is due to a cap on the payment of account maintenance fees imposed by ED in the fourth quarter of 2005. In the second quarter of 2006 we negotiated a settlement with USA Funds such that USA Funds was able to cover the previous shortfall caused by the cap on payments from ED to guarantors. This cap was removed by legislation reauthorizing the student loan programs of the Higher Education Act on October 1, 2006. Also, the fourth quarter of 2006 “other” line item reflects a full quarter of fees from Upromise, acquired in August 2006.

USA Funds, the nation’s largest guarantee agency, accounted for 86 percent, 81 percent and 79 percent, respectively, of guarantor servicing fees and 16 percent, 24 percent and 23 percent, respectively, of revenues associated with other products and services for the quarters ended December 31, 2006, September 30, 2006, and December 31, 2005.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. Both the second and third quarter 2006 operating expenses for our Corporate and Other business segment also include $4 million, respectively, of stock option compensation expense, due to the implementation of SFAS No. 123(R) (see “RESULTS OF OPERATIONS — Stock Option Compensation Expense”). Also, the third quarter of 2006 reflects two months of expenses of Upromise, acquired in August 2006.

RECENT DEVELOPMENTS

College Student Relief Act of 2007

On Wednesday, January 17, the U.S. House of Representatives passed H.R. 5, the College Student Relief Act of 2007. The bill was principally designed to lower student loan interest rates paid by borrowers of subsidized undergraduate FFELP and FDLP loans over a five year period beginning July 1, 2007, from 6.8 percent to 3.4 percent in 2011. Because the lender rate is separate from the borrower rate, the interest rate cut does not affect lenders. The interest rate cut, however, does have a sizable budget effect because the federal government pays to the lender any positive difference between the lender rate and the borrower rate. To offset the additional budget cost, the legislation makes several changes to increase costs to lenders and guaranty agencies. The legislation would reduce default insurance from 97 percent to 95 percent, eliminate exceptional performer, double the lender origination fee on all new loans from 0.5 percent to 1 percent, reduce special allowance formula on all new Stafford, PLUS, and Consolidation loans by 0.1 percent (exempting the smallest lenders) and increase the offset fee that consolidation lenders pay, to 1.3 percent for consolidation loan holders whose portfolio contains more than 90 percent consolidation loans. The legislation would reduce the amount that guaranty agencies may retain upon collecting on defaulted claim-paid loans.

The legislation will be transmitted in the Senate, where it will be referred to the Senate Health, Education, Labor, and Pensions Committee and is unlikely to be considered as a stand-alone bill. The Senate HELP committee is expected to begin consideration of the reauthorization of the Higher Education Act prior to its expiration in June and sections of H.R. 5 could be considered as part of that legislation.

New York Attorney General Informal Request

On December 28, 2006, we received an informal request for information and documents from New York’s Office of the Attorney General concerning schools’ use of preferred lender lists and our marketing practices as they relate to preferred lender lists. We are cooperating with the New York Attorney General’s Office in order to provide information and documents responsive to their request. We cannot predict the outcome of this request or its effect on our financial position or results of operation.

Extension of the Higher Education Act

On September 30, 2006, the President signed into law P.L. 109-292, the Third Extension of the Higher Education Act (“HEA”), temporarily authorizing the rest of HEA until June 30, 2007. Included in the extension were several modifications to provisions passed in the Deficit Reduction Act of 2005. The first provision further limited the ability of schools to act as lenders in the FFELP, requiring that the statutory restrictions on “school as lender” apply to schools using “eligible lender trusts.” Another provision clarified the rate for the Account Maintenance Fee paid to guaranty agencies.

Inspector General Audit of Nelnet on Special Allowance Payments

On September 29, 2006, the U.S. Department of Education’s Office of Inspector General (“OIG”) issued a Final Audit Report on “Special Allowance Payments to Nelnet for Loans Funded by Tax-Exempt Obligations.” In the report, the OIG concluded that Nelnet may have been improperly paid more than $278 million in special allowance payments (“SAP”) from January 1, 2003 to June 30, 2005. Under the HEA, FFELP student loans funded by tax-exempt obligations originally issued before October 1, 1993 are only eligible to receive one-half of the SAP rate that would otherwise be payable, but the quarterly SAP rate must not be less than 9.5 percent, less the interest the lender receives from the borrower or the government, divided by four (“9.5 percent SAP”). In the report, the OIG claims that the loans were not acquired with funds from an eligible source in compliance with the HEA or the regulations or guidance issued by the Department of Education (“ED”). We believe that the OIG’s legal analysis is incorrect and is inconsistent with well established ED guidance. The Secretary of ED may reject the OIG’s findings and as of January 17, 2007 the Secretary of ED had not yet responded to the OIG report. In May 2005, the OIG issued a Final Audit Report on 9.5 percent SAP payments to New Mexico Educational Assistance Foundation that contained findings on different issues but that were also inconsistent with well established guidance; the Secretary subsequently rejected those findings. Nevertheless, there can be no assurance that the Secretary will reject the OIG’s findings and recommendations that Nelnet return past and forgo prospective 9.5 percent SAP payments. In the event the Secretary accepts the OIG’s finding regarding Nelnet, it is possible that other holders of 9.5 percent SAP loans, including Sallie Mae, could be directed to calculate SAP in accordance with the OIG’s interpretation and return funds to ED. At this time, we cannot predict the likelihood of such an outcome or the time period it might cover. As of December 31, 2006, Sallie Mae held approximately $470 million in 9.5 percent SAP loans, which were inherited by acquiring four non-profit lending agencies.